     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 1998

                                                                            FILE
NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------

                              PHOENIX COLOR CORP.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          2735                  22-2269911
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)

                          540 WESTERN MARYLAND PARKWAY
                              HAGERSTOWN, MD 21740
                                 (301) 733-0018
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                            LOUIS LASORSA, PRESIDENT
                          540 WESTERN MARYLAND PARKWAY
                              HAGERSTOWN, MD 21740
                                 (301) 733-0018
(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent for Service)
                         ------------------------------

                                   COPIES TO:

       ANDREW J. GOODMAN, ESQ.                    MARC WEINGARTEN, ESQ.
       SEYMOUR H. BUCHOLZ, ESQ.                  Schulte Roth & Zabel LLP
        Rosner Bresler Goodman                       900 Third Avenue
            & Unterman, LLP                         New York, NY 10022
           521 Fifth Avenue                           (212) 756-2000
          New York, NY 10175
            (212) 661-2150

                         ------------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practical after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
------------------------------------
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

         TITLE OF EACH CLASS                                 PROPOSED MAXIMUM    PROPOSED MAXIMUM
         OF SECURITIES TO BE               AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
              REGISTERED                  REGISTERED (1)        SHARE (2)           PRICE (2)        REGISTRATION FEE
Common Stock, $0.01 par value.........    4,600,000 shs.          $10.00           $46,000,000          $13,570.00

(1) Includes 600,000 shares which may be purchased by the Underwriters from the Registrant pursuant to an over-allotment option. See "Underwriting."

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (a).
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 24, 1998

                                4,000,000 SHARES

                              PHOENIX COLOR CORP.

                                  COMMON STOCK
                               ------------------

    All of the shares of common stock (the "Common Stock") offered hereby (the "Offering") are being sold by Phoenix Color Corp. (the "Company").

    Prior to the Offering, there has been no public market for the Common Stock of the Company. It is anticipated that the initial public offering price will be
between $         and $         per share. See "Underwriting" for a discussion
of the factors considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "PHNX".

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

                                                                    UNDERWRITING
                                                         PRICE TO    DISCOUNT    PROCEEDS TO
                                                          PUBLIC        (1)      COMPANY (2)
--------------------------------------------------------------------------------------------
Per Share..............................................  $          $            $
Total (3)..............................................  $          $            $
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

(1) See " Underwriting" for information concerning indemnification of the Underwriters and for other information.

(2) Before deducting expenses of the Offering payable by the Company estimated
    at $         .

(3) The Company has granted an option to the Underwriters exercisable within 30 days of the date hereof, to purchase up to 600,000 additional shares of Common Stock for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $         , $
    and $         , respectively. See "Underwriting."
                            ------------------------

    The shares of Common Stock offered hereby are offered severally by the Underwriters when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates representing the shares of Common Stock will be made against payment on or about
       , 1998 at the office of CIBC Oppenheimer Corp., CIBC Oppenheimer Tower, World Financial Center, New York, New York 10281.

                            ------------------------

CIBC OPPENHEIMER                                        PAINEWEBBER INCORPORATED

                  The date of this Prospectus is       , 1998.

                              [INSIDE FRONT COVER]
                               PHOTOS / GRAPHICS

                     [THIS SPACE INTENTIONALLY LEFT BLANK]

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK, OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION HEREIN ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND GIVES EFFECT TO A RECAPITALIZATION OF
THE COMPANY (THE "RECAPITALIZATION") COMPLETED APRIL    , 1998, BY WHICH (I) THE
COMPANY'S TOTAL AUTHORIZED SHARES WERE INCREASED AND (II) EACH OF THE COMPANY'S PREVIOUSLY OUTSTANDING CLASS A AND CLASS B SHARES WAS CONVERTED INTO 483 SHARES OF A NEW, SINGLE CLASS OF COMMON STOCK. SEE "CAPITALIZATION" AND "DESCRIPTION OF CAPITAL STOCK". UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" INCLUDE PHOENIX COLOR CORP. AND ITS CONSOLIDATED SUBSIDIARIES.

                                  THE COMPANY

    The Company is a leader in the manufacture and supply of book components to publishers and book manufacturers. Book components include paperback covers, book jackets, pre-printed case covers (which are glued to hardboard and used for hardcover books), endpapers, illustrations and inserts. The Company is the largest independent book component printer in North America, and is a fully integrated provider of digital prepress, computer-to-plate, single-pass multi-color printing and a complete range of finishing services. In 1997, the Company completed over 55,000 separate printing jobs and serviced over 200 customers, including Simon & Schuster, HarperCollins Publishers, Pearson Putnam Publishing, Bantam Doubleday Dell Publishing Group, Inc., Random House, Inc., The McGraw-Hill Companies, Inc., Time Warner, Inc. and R.R. Donnelley & Sons Company.

    The manufacture of books requires both the printing of text and the production of book components. Due to publishers' demand for high quality, intricate book covers to enhance book sales, and the need for specialized equipment, materials and finishes to produce such covers, many leading publishers rely on specialty printers such as the Company to produce book components, and use other commercial printers to produce text and assemble books. During 1998, the Company intends to add complete book manufacturing capabilities for certain categories of books in order to provide its publishing customers with the opportunity to purchase complete books from a single source.

    From 1993 through 1997, the Company's net sales increased from $40.9 million to $104.8 million, reflecting a compound annual growth rate of approximately 26.5%. During such period, the Company's EBITDA increased from $7.0 million to $22.1 million, reflecting a compound annual growth rate of approximately 33.3% and an improvement in the EBITDA margin from 17.1% in 1993 to 21.1% in 1997. (See Footnotes 7 and 8 to Summary Consolidated Financial Information.) The Company's financial results include the effect of the acquisition in February 1996 of New England Book Holding Corporation and its wholly-owned subsidiary, New England Book Components, Inc. (collectively, "NEBC"). See "Business-Growth Strategy-STRATEGIC ACQUISITIONS."

    Management attributes the Company's growth and profitability to its record of providing superior customer service and product quality, expanding and enhancing its product offerings and adding state-of-the-art manufacturing capacity. Management emphasizes service and responsiveness to customer needs, and the Company believes it consistently offers its customers the most modern and complete line of printing and finishing facilities and provides the shortest work-order turnaround time in U.S. book component manufacturing.

    The Company has invested extensively in technologically-advanced prepress and pressroom equipment and has developed a sophisticated management information system, which digitally links all of its facilities, permitting real-time measurement of operational results and optimization of workflow among facilities. The Company's ability to respond quickly is also due to the strategic location of its four modern, computerized production plants near major book manufacturers, and the use of its own tractor-trailers to reduce delivery times. The Company's production efficiency is further enhanced by its long-term, single-source relationships with suppliers of paper, ink and other production materials, which provide a reliable supply of raw materials and advantageous pricing. See "Business."

    The key elements of the Company's growth strategy are: (i) enhanced sales and marketing, (ii) expansion into complementary areas of book manufacturing,
(iii) continuing capital investment to increase production capabilities, (iv) geographic expansion and (v) strategic acquisitions. See "Business-Growth Strategy."

    The Company was founded in 1979 by 15 individuals, each with extensive experience in the production of book components. The Company's principal offices are at 540 Western Maryland Parkway, Hagerstown, Maryland 21740, and its telephone number is (301) 733-0018. The Company has two production facilities in Hagerstown and additional plants in Long Island City, New York and in Taunton, Massachusetts. The Company maintains local sales offices at each of its plants and in various other cities in the United States. See "Business-Facilities and Equipment."

                                  THE OFFERING

Common Stock offered by the Company.....................  4,000,000 shares(1)

Common Stock to be outstanding after the Offering.......  13,125,802 shares(1)

Use of Proceeds.........................................  To fund capital expenditures for building and equipping two new complete book manufacturing plants and a new
                                                          book component plant, to purchase additional prepress
                                                          equipment, to repay a portion of long-term and
                                                          short-term debt, to increase working capital and for
                                                          general corporate purposes. See "Use of Proceeds."

Proposed NASDAQ National Market Symbol..................  PHNX

------------------------

(1) Excludes 600,000 shares issuable upon exercise of the Underwriters' over-allotment option.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           YEARS ENDED DECEMBER 31,
                                                            ------------------------------------------------------
                                                              1993       1994       1995       1996        1997
                                                            ---------  ---------  ---------  ---------  ----------
STATEMENTS OF OPERATIONS DATA:(1)
Net sales.................................................  $  40,860  $  50,971  $  60,907  $  95,262  $  104,794
  Gross profit............................................      8,469     13,503     15,778     24,146      31,072
Selling and marketing expenses............................      1,280      1,827      3,036      6,089       5,881
General and administrative expenses.......................      3,733      4,803      4,505      9,010      10,980
Impairment loss (2).......................................     --         --         --          1,268      --
                                                            ---------  ---------  ---------  ---------  ----------
  Income from operations..................................      3,456      6,873      8,237      7,779      14,211
Net income (3) (4)........................................      1,261      3,200      3,710      1,796       5,767
                                                            ---------  ---------  ---------  ---------  ----------
                                                            ---------  ---------  ---------  ---------  ----------
Pro forma basic and diluted earnings per share (5)........  $    0.15  $    0.34  $    0.41  $    0.20  $     0.63
                                                            ---------  ---------  ---------  ---------  ----------
                                                            ---------  ---------  ---------  ---------  ----------
Pro forma weighted average number of shares outstanding
  (5).....................................................      8,681      9,426      9,033      9,126       9,126

OTHER FINANCIAL DATA:
Depreciation and amortization expense (4).................  $   3,527  $   3,265  $   3,119  $   8,479  $    7,856
Capital expenditures (6)..................................      6,981      6,083     17,841     11,052      15,131
EBITDA (7)................................................      6,983     10,138     11,355     17,527      22,067
EBITDA margin (8).........................................       17.1%      19.9%      18.6%      18.4%       21.1%

                                                                                            DECEMBER 31, 1997
                                                                                        --------------------------
                                                                                          ACTUAL    AS ADJUSTED(9)
                                                                                        ----------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents.............................................................  $    1,045    $   25,145
Working capital (deficit) surplus.....................................................     (19,192)       14,908
Total assets..........................................................................      86,709       110,809
Total debt............................................................................      46,726        34,226
Total stockholders' equity............................................................      17,870        54,470

------------------------

(1) The Company's operating expenses include the following amounts as discretionary management incentive compensation for the years ended December 31: 1993, $257,000; 1994, $2,120,000; 1995, $2,298,000; 1996, none; and
    1997, $2,050,000.

(2) Reflects the write-down of real estate assets held for sale to their estimated net realizable value.

(3) Net income in 1996 includes a non-recurring pretax gain of $916,000 on the sale of printing press equipment obtained in the NEBC acquisition.

(4) In 1997, the Company revised the amortization period for goodwill resulting from the 1996 acquisition of NEBC from eight years to 20 years. The effect of this change was to increase 1997 net income and basic net income per share by $1,383,000 and $.15 per share, respectively. See Note 2 to the Consolidated Financial Statements.

(5) The pro forma basic and diluted earnings per share and pro forma weighted average number of shares of Common Stock outstanding is unaudited and assumes that the Recapitalization had been given effect as of January 1 in each year presented. See "Description of Capital Stock" and Note 1 to the Consolidated Financial Statements.

(6) Includes property and equipment financed through notes and capital leases. See Consolidated Statements of Cash Flows in the Consolidated Financial Statements.

(7) EBITDA represents the operating income of the Company plus depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP") and may not be comparable to other similarly titled measures by other companies. EBITDA does not represent income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. As a result, EBITDA should not be considered an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA is included in this Prospectus because it is a basis on which the Company assesses its financial performance, and certain covenants in the Company's borrowing arrangements have been tied to similar measurements. EBITDA for the year ended December 31, 1996 excludes an impairment loss of $1,268,000. See Note 2 to Consolidated Financial Statements.

(8) EBITDA margin represents EBITDA divided by Net sales.

(9) Adjusted to give effect to the sale of 4,000,000 shares of the Company's Common Stock by the Company at an assumed public offering price of $10.00 per share after deducting the underwriting discount, estimated offering expenses and the application of a portion of the net proceeds to repay certain of the Company's outstanding indebtedness as described in "Use of Proceeds."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THE FOLLOWING IS NOT INTENDED AS, AND SHOULD NOT BE CONSIDERED, AN EXHAUSTIVE LIST OF RELEVANT FACTORS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS ARE BASED ON CURRENT EXPECTATIONS AND INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, AMONG OTHERS, THOSE SET FORTH BELOW. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS.

EXPANSION INTO BOOK MANUFACTURING

    The Company intends to supplement its book components printing business by investing in new equipment and facilities for manufacturing certain types of complete books. During 1998, the Company intends to establish two new facilities, both of which are expected to be operational by December. One plant will produce complete, high-quality, multi-color, thin, flat back, hardcover books suitable for juvenile publishing and other markets. The second plant will produce workbook-size paperbacks, suitable for the higher education market, and digest-size paperbacks for juvenile publishing and other markets.

    The manufacture and sale of complete books is a different business from the manufacture and sale of book components, and there can be no assurance that the Company will be able to compete effectively in complete book manufacturing. Expansion into the manufacture of complete books may present operating and marketing challenges that are different from those currently encountered by the Company, as well as unforeseen expenses, difficulties, complications or delays. There are no present commitments from any customers to place orders for complete book manufacturing, and there can be no assurance that such orders in the future, if any, will be sufficient to offset the cost of such expansion or that the Company's expansion into complete book manufacturing operations will prove successful.

MANAGEMENT OF GROWTH

    In addition to developing facilities for the manufacture of complete books, the Company plans to increase its existing book component printing capacity through the construction in 1999 of a new book components printing facility in Lebanon, Indiana. The Company also intends to develop additional book component manufacturing facilities and to acquire other book component and book manufacturing companies as opportunities arise. These activities, particularly when pursued concurrently, could place significant demands on the Company's managerial, operational and financial resources.

    The Company's future performance and profitability will depend on a number of factors, including the successful maintenance of existing customer relationships, the effective marketing of expanded service capabilities, the ability to maintain a consistently high quality of services, and the ability to recruit, train, motivate and retain qualified personnel. There can be no assurance that the Company will maintain or accelerate its growth or anticipate all of the changing demands that expanding operations will impose on its management, financial systems and management information systems. Any failure by the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON MAJOR CUSTOMERS; NO CONTRACTUAL COMMITMENTS

    The Company's two largest customers accounted for 17.7% and 17.3%, respectively, of 1996 net sales and 17.1% and 13.7%, respectively, of 1997 net sales. The Company's ten largest customers accounted for approximately 75.0% of net sales in 1997. The Company has no long-term commitments for continuing orders from its customers, and there can be no assurance that the Company will be able to maintain or increase the current level of sales derived from these or any other existing customers or attract additional customers. The loss of any of the Company's major customers could have a materially adverse affect on the Company's business, financial condition and results of operations.

RELIANCE ON BOOK PUBLISHING; CONCENTRATION OF SALES IN TRADE BOOK SEGMENT

    Because the Company derives all of its revenues from customers in the book publishing and book printing industries, the Company's business, financial condition and results of operations could be adversely affected by changes which have a negative impact on these industries. In addition, approximately 44.9% of the Company's net sales in 1997 were generated from the sale of book components used in the adult trade segment of the consumer book market. Between 1993 and 1997, consumer spending on adult trade books, as a percentage of end-user spending for all consumer book segments, ranged from 46.6% in 1994 to an estimated 43.7% of total consumer book expenditures in 1997. The adult trade book segment experienced modest declines in total sales in 1995 and 1996, while a number of other consumer book market segments experienced increased sales. Accordingly, future weakness in the adult trade book segment, particularly if not offset by improvement in other segments of the book market, could have a material adverse affect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY MANAGEMENT

    The Company's success is substantially dependent on the efforts, abilities and continued services of its senior management, including Louis LaSorsa, Chairman, President and Chief Executive Officer. The loss of the services of any one or more of such senior management could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future success also depends on its ability to recruit, train, motivate and retain other highly skilled managerial, technical, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in meeting its personnel needs. The failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

AVAILABILITY AND INTEGRATION OF ACQUISITIONS

    The Company completed a substantial acquisition in 1996 and intends to acquire other book component and book manufacturing companies whose geographic location, customer base and type of business can be effectively integrated with those of the Company. However, there can be no assurance that the Company will succeed in identifying and acquiring such companies on terms that the Company considers appropriate. In addition, acquisitions generally involve numerous risks, including the diversion of management's attention from other business concerns and the potential loss of key employees. The contribution of any acquisition to the Company's future revenues and profitability, and the realization of economies of scale from any such acquisition, will depend to a large extent on the Company's ability to integrate effectively the customer base, operations and personnel of the acquired company, and there can be no assurance that the Company will be able to do so successfully. The Company has no present agreements or commitments with respect to any acquisitions of other businesses.

COMPETITION

    The printing industry in general, and the printing and manufacture of books in particular, are extremely competitive. Although the Company is the largest independent book component printer in North America, it faces competition from other independent book component printers, as well as from such commercial printing firms as R.R. Donnelley & Sons Company, Quebecor Printing Inc., Banta Corporation and World Color Press, Inc., all of whom offer component printing services within the context of their complete book manufacturing businesses, and all of whom have significantly larger revenues and assets than the Company. In addition, when the Company commences the manufacture of certain types of complete books later this year, the Company will be competing with various book printing concerns which are approximately equal to or smaller than the Company in revenues and assets. Competitive factors in the printing of book components and in the manufacture of complete books include price, quality, speed of production and delivery, use of technology and ability to service specialized customer needs on a consistent basis. There can be no assurance that major commercial printing firms such as R.R. Donnelley & Sons Company, Quebecor Printing Inc., Banta Corporation and World Color Press, Inc. will not seek to expand their book component business significantly, which could have a material adverse effect on the Company's business, financial condition and results of operations, or that the Company will be able to compete effectively in the larger market for the manufacture of complete books.

NEW TECHNOLOGY AND CAPITAL INVESTMENT

    The Company has invested substantial resources in modern printing technology and must continue to do so in order to remain competitive in the printing industry. While management is committed to making such continuing investment and the Company intends to devote a portion of the net proceeds of the Offering to completing and equipping additional modern production facilities, there can be no assurance that the Company will have sufficient capital or be able to obtain sufficient financing to fund such capital expenditures in the future, or that subsequent technological change will not cause newly acquired equipment to become less efficient than subsequent versions of such equipment.

NO PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active market will develop or be sustained after the consummation of the Offering. The initial public offering price of the Common Stock offered hereby was determined by negotiations among the Company and the Underwriters and may not be indicative of future prices. See "Underwriting" for information relating to the method of determining the initial public offering price.

    The market price for the Common Stock may be significantly affected by such factors as the Company's operating results, changes in any earnings estimates publicly announced by the Company or by analysts, announcements of significant business developments by the Company or its competitors and various factors affecting the overall economic environment. In addition, the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies, especially newly public companies, have experienced wide price fluctuations not necessarily related to the fundamentals or operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. See "Underwriting."

CONTROL BY PRINCIPAL STOCKHOLDERS

    After the consummation of the Offering, the Company's 12 principal stockholders will own a total of 55.5% of the Company's outstanding shares, of which 44.2% will be owned beneficially and directly by such stockholders and 11.4% will be owned beneficially and indirectly by 11 of such stockholders through their interests in the Company's Employee Stock Bonus and Ownership Plan ("Stock Bonus Plan"). Louis LaSorsa and Edward Lieberman, officers and directors of the Company, are Trustees of the Stock Bonus Plan, which will hold a total of 25.0% of the Company's outstanding shares at such consummation. Consequently, the principal stockholders of the Company, including Messrs. LaSorsa and Lieberman, individually and in their capacity as Trustees of the Stock Bonus Plan, will, if they vote together, be able to elect the Company's directors and determine other corporate actions, such as the Company's response to merger or acquisition proposals by third parties. See "Principal Stockholders" and "Certain Transactions."

IMMEDIATE AND SUBSTANTIAL DILUTION

    The amount by which the assumed initial public offering price of $10.00 per share of Common Stock exceeds the pro forma net tangible book value per share of Common Stock after the Offering constitutes dilution to investors in the Offering. Persons purchasing in the Offering will experience an immediate dilution in pro forma net tangible book value per share of $7.02. See "Dilution."

ABSENCE OF DIVIDENDS; RESTRICTIONS ON DIVIDENDS

    The Company has never paid any cash dividends on the Common Stock and does not anticipate paying cash dividends on the Common Stock at any time in the foreseeable future. See "Dividend Policy." In addition, pursuant to certain of the Company's credit and capital lease agreements, the Company and its subsidiaries are restricted from paying dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock and also could impair the Company's ability to raise capital through subsequent offerings of securities. Upon the consummation of the Offering, the Company will have 13,125,802 shares of Common Stock outstanding. The 4,000,000 shares of Common Stock being sold in the Offering will be freely tradeable unless acquired by affiliates of the Company. The remaining 9,125,802 shares of Common Stock to be held by existing stockholders (including 3,281,502 shares held by the Stock Bonus Plan) after the Offering may be sold publicly only following their effective registration under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to an available exemption under Rule 144 of the Securities and Exchange Commission, as follows: (i) 2,941,800 shares which have been held by non-affiliates for more than two years will be freely tradeable without restriction or further registration under the Securities Act and (ii) 4,730,502 shares, including 3,281,502 shares held by the Stock Bonus Plan, which have been held by affiliates for one year or more will be eligible for sale in the public market, subject to the volume of sale, manner of sale and notice conditions of Rule 144. Owners of all of the outstanding Common Stock immediately prior to the Offering, as well as the Company and its directors and officers, have agreed not to offer for sale, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of CIBC Oppenheimer. See "Shares Eligible for Future Sale" and "Underwriting."

ANTITAKEOVER EFFECT OF CERTAIN CHARTER AND BY LAW PROVISIONS

    Upon the closing of the Offering, the Company's Board of Directors will have the authority under the Company's Certificate of Incorporation to issue up to 5,000,000 shares of preferred stock ("Preferred Stock") and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The Company has no present plans to issue shares of Preferred Stock.

    In addition, certain provisions of the Company's Certificate of Incorporation and By Laws may delay or make more difficult unsolicited acquisitions or changes of control of the Company. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current Board. See "Description of Capital Stock."

                                USE OF PROCEEDS

    The net proceeds to the Company from its sale of 4,000,000 shares of Common Stock offered hereby, based on an assumed initial public offering price of $10.00 per share, after deducting estimated offering expenses and underwriting discounts, are estimated to be $36.6 million ($42.2 million if the Underwriters' over-allotment option is exercised in full).

    The Company intends to use the estimated net proceeds from the Offering as follows: (i) approximately $6.8 million will be used to build and equip two new book manufacturing plants; (ii) approximately $2.1 million will be used to establish a new book components manufacturing plant in Lebanon, Indiana; (iii) approximately $5.0 million will be used to purchase additional prepress equipment for existing and new facilities; (iv) approximately $6.5 million will be used to prepay a portion of an outstanding bank term loan; (v) approximately $6.0 million will be used to reduce the outstanding balance owed under the Company's revolving credit arrangements; and (vi) approximately $10.2 million will be used for additional working capital and general corporate purposes.

    Approximately $6.5 million of the net proceeds of the Offering will be used to prepay a term loan maturing February 1, 2000, and approximately $6.0 million of such net proceeds will be used to reduce the outstanding balance under a revolving line of credit expiring on February 1, 1999. Both the term loan and the credit line were obtained in 1996 by the Company under a Loan and Security Agreement (the "Loan Agreement") with two banks. Under the terms of such agreement, prepayment of the term loan is required in the event of a public offering of securities by the Company. The applicable interest rates on such term loan and revolving credit line fluctuate in accordance with formulas contained in the agreement and amounted to 9.0% for the term loan and 8.5% for the credit line as of December 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The Company's capital expansion plans for 1998 include two new complete book manufacturing plants, one producing high quality, multi-color, thin, flat back hardcover books for the juvenile publishing and other markets, and another producing workbook-size and digest-size paperbacks for the higher education and juvenile publishing markets. It is anticipated that the hardcover book facility will be leased and the paperback facility will be purchased either with mortgage financing which the Company expects to be able to obtain, or through borrowings under the Loan Agreement. In addition, the Company plans to establish a new book components facility in Lebanon, Indiana, which is expected to be in operation in 1999, which will be financed either through a joint venture, third-party mortgage or borrowings under the Loan Agreement. A portion of the proceeds of the Offering will be used to establish and equip such facilities. See "Business--Growth Strategy."

    Pending such use of the net proceeds for the above purposes, the Company intends to invest the net proceeds in short-term, investment-grade, interest-bearing obligations.

                                 CAPITALIZATION

    The following table sets forth (i) the actual capitalization of the Company as of December 31, 1997, (ii) the pro forma capitalization of the Company after giving effect, as of such date, to the Recapitalization, as set forth in "Description of Capital Stock", and (iii) the pro forma capitalization of the Company as adjusted to give effect to the sale of 4,000,000 shares of Common Stock by the Company at an assumed public offering price of $10.00 per share after deducting the underwriting discount and estimated offering expenses and after the application of a portion of the net proceeds to repay certain of the Company's outstanding indebtedness as described in "Use of Proceeds." The table should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements of the Company and Notes thereto included elsewhere herein.

                                                                                       DECEMBER 31, 1997
                                                                             -------------------------------------
                                                                              (IN THOUSANDS, EXCEPT PER SHARE AND
                                                                                          SHARE DATA)

                                                                                                        PRO FORMA
                                                                              ACTUAL    PRO FORMA (1)  AS ADJUSTED
                                                                             ---------  -------------  -----------
Total short-term debt......................................................  $  25,347    $  25,347     $  15,347
Total long-term debt.......................................................  $  21,380    $  21,380     $  18,880
                                                                             ---------  -------------  -----------
Stockholders' equity:
  Preferred Stock, par value $.01; 5,000,000 shares authorized; none issued
    or outstanding actual, pro forma and pro forma as adjusted.............                  --            --
  Common Stock, Class A, par value $0.01 per share; 20,000 shares authorized; 14,560 shares issued actual; 11,100 shares outstanding actual; none issued or outstanding pro forma and pro forma as
    adjusted...............................................................     --    (2)      --          --
  Common Stock, Class B, par value $0.01 per share; 200,000 shares authorized; 9,794 shares issued actual; 7,794 shares outstanding actual; none issued or outstanding pro forma and pro forma as
    adjusted...............................................................     --    (2)      --          --
  Common Stock, par value $0.01 per share, 25,000,000 shares authorized;
    none issued and outstanding actual; 9,125,802 shares issued and outstanding pro forma; 13,125,802 issued and outstanding pro forma as
    adjusted...............................................................                      91           131
  Additional paid-in capital...............................................      2,127          267        36,827
  Retained earnings........................................................     17,783       17,783        17,783
  Stock subscriptions receivable...........................................       (271)        (271)         (271)
  Treasury stock, at cost: Class A 3,460 shares; Class B, 2,000 shares;
    none pro forma and pro forma as adjusted...............................     (1,769)      --            --
                                                                             ---------  -------------  -----------
    Total stockholders' equity.............................................     17,870       17,870        54,470
                                                                             ---------  -------------  -----------
      Total capitalization.................................................  $  64,597    $  64,597     $  88,697
                                                                             ---------  -------------  -----------
                                                                             ---------  -------------  -----------

------------------------

(1) Gives effect to the Recapitalization as of January 1, 1997. See Note 1 of Notes to Consolidated Financial Statements and "Description of Capital Stock."

(2) No amounts have been presented because the above table is presented in thousands. The actual aggregate par value of outstanding shares of Class A and Class B Common Stock is $146.60 and $97.94, respectively.

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. The Company currently intends to retain any future earnings for the operation and expansion of the Company's business. Any determination to pay dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, restrictions imposed by any applicable law and other factors deemed relevant by the Board of Directors. Furthermore, the Company and its subsidiaries are restricted from paying dividends under certain of the Company's credit and capital lease agreements. See "Risk Factors-Absence of Dividends; Restrictions on Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources."

                                    DILUTION

    As of December 31, 1997, the pro forma net tangible book value of the Company prior to the Offering was approximately $2.6 million, or $0.28 per share of outstanding Common Stock. "Pro forma net tangible book value per share" represents the total amount of tangible assets of the Company reduced by the amount of total liabilities and divided by the number of shares of Common Stock outstanding after giving effect to the Recapitalization. See "Description of Capital Stock-Recapitalization." After giving effect to the sale by the Company of the 4,000,000 shares of Common Stock in the Offering at an assumed initial public offering price of $10.00 per share and after deducting the estimated underwriting discounts and offering expenses, the pro forma net tangible book value of the Company at December 31, 1997 would have been approximately $39.2 million or $2.98 per share of Common Stock. This amount represents an immediate increase in pro forma net tangible book value of approximately $2.70 per share of Common Stock to existing stockholders and an immediate dilution of approximately $7.02 per share of Common Stock to new investors in the Offering. Dilution per share represents the difference between the price per share paid by new investors and the pro forma net tangible book value per share immediately after the Offering. The following table illustrates the per share dilution:

  Assumed initial public offering price per share...........................             $   10.00
    Pro forma net tangible book value per share at December 31, 1997........  $    0.28
    Increase in pro forma net tangible book value per share attributable to
      new investors in the Offering.........................................       2.70
                                                                              ---------
  Pro forma net tangible book value per share after the Offering............                  2.98
                                                                                         ---------
  Dilution to new investors in the Offering.................................             $    7.02
                                                                                         ---------
                                                                                         ---------

    The following table sets forth, after giving effect to the Recapitalization, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share of Common Stock paid by existing stockholders and by new investors purchasing shares of Common Stock in the Offering:

                                                                 SHARES                      TOTAL
                                                                PURCHASED                CONSIDERATION           AVERAGE
                                                        -------------------------  --------------------------     PRICE
                                                           NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                                        ------------  -----------  -------------  -----------  -----------
Existing Stockholders.................................     9,125,802        69.5%  $     357,818(1)        0.9%  $    0.04
New Investors.........................................     4,000,000        30.5%     40,000,000        99.1%   $   10.00
                                                        ------------       -----   -------------       -----
Total.................................................    13,125,802       100.0%  $  40,357,818       100.0%

------------------------

(1) Amount shown is net of prior stock redemptions and includes stock subscriptions receivable of $270,544 as of December 31, 1997.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    Set forth below is certain selected consolidated historical financial information of the Company and its subsidiaries as of December 31, 1993, 1994, 1995, 1996 and 1997, and for the years then ended. The following selected consolidated financial data as of December 31, 1995, 1996 and 1997 and for each of the years then ended have been derived from the Company's Consolidated Financial Statements and related Notes thereto as of such dates and with respect to such periods, which Consolidated Financial Statements have been audited by Coopers & Lybrand L.L.P., independent accountants. Such firm's report on the Company's Consolidated Financial Statements as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 is included elsewhere in this Prospectus. See the Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data presented below as of December 31, 1993 and 1994 and for the years then ended is unaudited and was prepared by management of the Company on the same basis as the audited Consolidated Financial Statements included elsewhere in this Prospectus and, in the opinion of management, includes all adjustments necessary to present fairly the information set forth therein.

                                                                           YEARS ENDED DECEMBER 31,
                                                            ------------------------------------------------------
                                                              1993       1994       1995       1996        1997
                                                            ---------  ---------  ---------  ---------  ----------
STATEMENTS OF OPERATIONS DATA (1)
Net sales.................................................  $  40,860  $  50,971  $  60,907  $  95,262  $  104,794
Cost of sales.............................................     32,391     37,468     45,129     71,116      73,722
                                                            ---------  ---------  ---------  ---------  ----------
  Gross profit............................................      8,469     13,503     15,778     24,146      31,072
                                                            ---------  ---------  ---------  ---------  ----------
Operating expenses:
Selling and marketing expenses............................      1,280      1,827      3,036      6,089       5,881
General and administrative expenses.......................      3,733      4,803      4,505      9,010      10,980
Impairment loss (2).......................................         --         --         --      1,268          --
                                                            ---------  ---------  ---------  ---------  ----------
  Total operating expenses................................      5,013      6,630      7,541     16,367      16,861
                                                            ---------  ---------  ---------  ---------  ----------
  Income from operations..................................      3,456      6,873      8,237      7,779      14,211
Interest expense..........................................      1,386      1,341      1,827      4,937       4,484
Other (income) expense....................................        (16)       (70)        10     (1,093)         62
                                                            ---------  ---------  ---------  ---------  ----------
  Income before income taxes..............................      2,086      5,602      6,400      3,935       9,665
Income tax provision......................................        825      2,402      2,690      2,139       3,898
                                                            ---------  ---------  ---------  ---------  ----------
  Net income (3) (4)......................................  $   1,261  $   3,200  $   3,710  $   1,796  $    5,767
                                                            ---------  ---------  ---------  ---------  ----------
                                                            ---------  ---------  ---------  ---------  ----------
Pro forma basic and diluted earnings per share (5)........  $    0.15  $    0.34  $    0.41  $    0.20  $     0.63
                                                            ---------  ---------  ---------  ---------  ----------
                                                            ---------  ---------  ---------  ---------  ----------
Pro forma weighted average number of shares outstanding
  (5).....................................................      8,681      9,426      9,033      9,126       9,126

OTHER FINANCIAL DATA:
Depreciation and amortization expense (4).................  $   3,527  $   3,265  $   3,119  $   8,479  $    7,856
Capital expenditures (6)..................................      6,981      6,083     17,841     11,052      15,131
EBITDA (7)................................................      6,983     10,138     11,355     17,527      22,067
EBITDA margin (8).........................................       17.1%      19.9%      18.6%      18.4%       21.1%

                                                                              AS OF DECEMBER 31
                                                            ------------------------------------------------------
                                                              1993       1994       1995       1996        1997
                                                            ---------  ---------  ---------  ---------  ----------
BALANCE SHEET DATA:
Cash and cash equivalents.................................  $      68  $     299  $     370  $     158  $    1,045
Working capital (deficit) surplus.........................    (37,251)       264     (3,727)   (12,337)    (19,192)
Total assets..............................................     22,718     30,609     50,038     76,544      86,709
Total debt................................................     12,398     14,488     26,411     49,939      46,726
Total stockholders' equity................................      4,527      7,689     10,154     12,041      17,870

------------------------

(1) The Company's operating expenses include the following amounts as discretionary management incentive compensation for the years ended December 31: 1993, $257,000; 1994, $2,120,000; 1995, $2,298,000; 1996, none; and
    1997, $2,050,000.

(2) Reflects the write-down of real estate assets held for sale to their estimated net realizable value.

(3) Net income in 1996 includes a non-recurring pretax gain of $916,000 on the sale of printing press equipment obtained in the NEBC acquisition.

(4) In 1997, the Company revised the amortization period for goodwill resulting from the 1996 acquisition of NEBC from eight years to 20 years. The effect of this change was to increase 1997 net income and basic net income per share by $1,383,000 and $.15 per share, respectively. See Note 2 to the Consolidated Financial Statements.

(5) The pro forma basic and diluted earnings per share and pro forma weighted average number of shares of Common Stock outstanding is unaudited and assumes that the Recapitalization had been given effect as of January 1 in each year presented. See "Description of Capital Stock" and Note 1 to the Consolidated Financial Statements.

(6) Includes property and equipment financed through notes and capital leases. See Consolidated Statements of Cash Flows in the Consolidated Financial Statements.

(7) EBITDA represents the operating income of the Company plus depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP") and may not be comparable to other similarly titled measures by other companies. EBITDA does not represent income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. As a result, EBITDA should not be considered an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA is included in this Prospectus because it is a basis on which the Company assesses its financial performance, and certain covenants in the Company's borrowing arrangements have been tied to similar measurements. EBITDA for the year ended December 31, 1996 excludes an impairment loss of $1,268,000. See Note 2 to Consolidated Financial Statements.

(8) EBITDA margin represents EBITDA divided by Net sales.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company is a leader in the manufacture and supply of book components to publishers and book manufacturers, and is the largest independent book component printer in North America. Book components include paperback covers, book jackets, pre-printed case covers (which are glued to hardboard and used for hardcover books), endpapers, illustrations and inserts.

    The Company's revenues are derived from the sale of book components. Operating expenses include primarily the cost of paper, printing plates, various finishing materials, wages and employee benefits, occupancy, depreciation and amortization and other general and administrative expenses.

    There continues to be pricing pressure on commercial printing enterprises, including the Company. The price of paper, the primary raw material used by the Company, is subject to market fluctuations as was demonstrated in the years 1994 and 1995, when paper prices increased significantly. Nevertheless, the Company's prices remained stable during the period due to its policy of single source purchasing. The Company believes that, should it experience price increases in the future, it will be able to pass them along to customers. See "Business-Raw Materials, Purchasing and Inventory."

ACQUISITION

    On February 1, 1996, the Company acquired NEBC, whose annual sales approximated $40 million. The Company believes the acquisition, which created the largest independent book component printer in North America, strengthened its relationships with existing customers, expanded the Company's presence in various segments of the book publishing industry and enhanced the Company's purchasing power with its single-source suppliers. Management improved the acquired operations by increasing labor productivity, upgrading equipment and reducing overhead and material consumption costs.

RESULTS OF OPERATIONS

    The following table sets forth, for the years indicated, certain information derived from the Company's Consolidated Statements of Operations expressed as a percentage of net sales:

                                                                                      YEAR ENDED
                                                                                     DECEMBER 31,
                                                                            -------------------------------
                                                                              1995       1996       1997
                                                                            ---------  ---------  ---------
OPERATING DATA: (1)
Net sales.................................................................      100.0%     100.0%     100.0%
Cost of sales.............................................................       74.1       74.7       70.3
                                                                            ---------  ---------  ---------
Gross profit..............................................................       25.9       25.3       29.7
Operating Expenses:
Selling and marketing expenses............................................        5.0        6.4        5.6
General and administrative expenses.......................................        7.4        9.5       10.5
Impairment loss...........................................................         --        1.2         --
                                                                            ---------  ---------  ---------
Total operating expenses..................................................       12.4       17.1       16.1
                                                                            ---------  ---------  ---------
Income from operations....................................................       13.5        8.2       13.6
Interest expense..........................................................        3.0        5.2        4.3
Other (income) expense....................................................         --       (1.1)       0.1
                                                                            ---------  ---------  ---------
Income before income taxes................................................       10.5        4.1        9.2
Income tax provision......................................................        4.4        2.2        3.7
                                                                            ---------  ---------  ---------
Net income................................................................        6.1%       1.9%       5.5%
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

------------------------
(1) The Company's operating expenses include the following amounts as discretionary management incentive compensation expressed as a percentage of net sales for the years ended December 31, 1995, 3.8%; 1996, 0.0%; and 1997, 2.0%.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

    Net sales increased $9.5 million, or 10.0%, to $104.8 million in 1997, from $95.3 million in 1996, which included only 11 months of sales resulting from the acquisition of NEBC. If, for comparison purposes, 1996 net sales had included the January operations of NEBC, net sales for 1997 would have shown an increase of $6.5 million or 6.6%. These increases occurred despite difficult conditions in the publishing industry in 1997, including increased returns from book retailers and a 7.2% decline in industry sales of hardcover books in the adult trade segment.

    Gross profit increased $6.9 million or 28.7% to $31.1 million in 1997 from $24.1 million in 1996, increasing the gross profit margin to 29.7% from 25.3% in 1996. This improvement resulted from increased sales and from reductions in material consumed, direct labor and overhead. Savings in material were the result of efficiencies created by new equipment, use of the Company's computerized sheeter and management efforts to eliminate waste.

    Operating expenses increased $0.5 million or 3.0% to $16.9 million in 1997 from $16.4 million in 1996, attributable to the payment of $2.1 million of discretionary management incentive compensation to certain Company officers and others, a contribution of $0.8 million to the Stock Bonus Plan, the addition of sales and marketing personnel and higher depreciation expense, all of which were partially offset by reduced delivery expenses and lower goodwill amortization expense. The decrease in such amortization expense was due to a revision in the goodwill amortization period resulting from the acquisition of NEBC, from eight years to 20 years. Operating expenses in 1996 were adversely impacted by a non-recurring impairment loss of $1.3 million relating to the write-down of real estate assets held for sale to their net realizable value. See Note 2 of Notes to Consolidated Financial Statements.

    Interest expense decreased $0.5 million or 9.2% to $4.5 million in 1997 from $4.9 million in 1996. The decrease was attributable to the reduction of both the Company's revolving loan indebtedness and the term debt incurred in connection with the acquisition of NEBC.

    In 1997 the Company had a loss of $0.1 million on the disposition of assets, compared with a gain of $1.1 million in 1996, which included the sale of printing equipment obtained in the NEBC acquisition.

    The effective tax rate, primarily composed of the combined federal and state statutory rates, was 40.3% for 1997 compared to 54.4% for 1996. The reduction was primarily attributable to a decrease in non-deductible amortization expense for goodwill resulting from the acquisition of NEBC. Such reduction in non-deductible amortization expense was due to the change in the amortization period from eight to 20 years. See Note 2 of Notes to Consolidated Financial Statements.

    Net income grew by $3.9 million to $5.7 million for 1997 from $1.8 million for the prior year, an increase of 216.7%. The increase was due to the factors described above.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

    Net sales increased $34.4 million or 56.4% to $95.3 million in 1996 from $60.9 million in 1995. The increase was due to the inclusion of sales resulting from the acquisition of NEBC as of February 1, 1996.

    Gross profit increased $8.4 million or 53.0% to $24.1 million in 1996 from $15.8 million in 1995, as a result of increased sales. The gross profit margin decreased to 25.3% in 1996 from 25.9% in 1995 as a result of higher material costs and direct labor costs associated with the integration of NEBC operations in 1996.

    Operating expenses increased $8.8 million or 117.0% to $16.4 million in 1996 from $7.5 million in 1995. The increase is primarily attributable to the NEBC acquisition, including added personnel expenses, additional amortization expense for goodwill, and increased selling expenses related to higher sales volume. In addition, 1996 operating expenses were increased by a non-recurring impairment loss of $1.3 million relating to the write-down of real estate assets held for sale to their net realizable value. Operating expenses in 1996 did not include any discretionary management incentive compensation nor any contribution to the Stock Bonus Plan, compared with a payment of $2.3 million in discretionary management incentive compensation and $0.8 million contribution to the Stock Bonus Plan in 1995.

    Interest expense increased $3.1 million or 170.2% to $4.9 million in 1996 from $1.8 million in 1995. The increase is attributable to higher average borrowings incurred, both to fund the NEBC acquisition and related working capital requirements and to fund additional capital expenditures. The 1996 results included a gain of $1.1 million from the sale of equipment, compared with a nominal loss in 1995.

    The effective income tax rate was approximately 54.4% for 1996 and 42.0% for 1995, and was primarily composed of the combined federal and state statutory rates. The increase was primarily due to the additional non-deductible amortization expense for goodwill resulting from the NEBC acquisition.

    Net income declined by $1.9 million to $1.8 million for 1996 from $3.7 million for the prior year, a decrease of 51.6%. The decrease was due to the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically financed its operations, including funding for the NEBC acquisition, with internally generated funds and external short and long-term borrowings. Cash flows from operating activities amounted to $6.8 million, $13.9 million and $19.1 million for the years 1995, 1996 and 1997, respectively.

    In February 1996, the Company entered into a $40.0 million Loan and Security Agreement (the "Loan Agreement") with two commercial banks, consisting of an $18.0 million revolving line of credit, a four-year term loan ("Term Loan A") of $16.0 million, and a five-year term loan ("Term Loan B") of $6.0 million. Borrowings under Term Loan A, Term Loan B and the revolving line of credit bear interest at a base rate, as defined in the Loan Agreement, or the LIBOR rate, plus a margin based on the Company's achievement of certain financial ratios. Term Loan A is to be repaid over four years in quarterly installments, with additional payments based on net free cash flow, and is required to be prepaid in the event of a public offering of securities. A portion of the proceeds of the Offering will be used for the prepayment of Term Loan A and to reduce the outstanding balance under the revolving credit line. See "Use of Proceeds."

    At December 31, 1997, the Company had $14.3 million of short-term revolving loans outstanding, $8.5 million of Term Loan A outstanding, and $4.9 million of Term Loan B outstanding. At December 31, 1997, the interest rate on the revolving line of credit was 8.5% and the interest rate on the Term Loan A and Term Loan B balances was 9.0%.

    Borrowings under the Loan Agreement are collateralized by the Company's accounts receivable, inventory, and all other tangible and intangible assets. Also, the Company's principal stockholders have pledged the shares of Common Stock directly owned by them as security for such borrowings, and six stockholders of the Company, including Louis LaSorsa and Edward Lieberman, have entered into individual surety agreements guaranteeing repayment of such borrowings. See "Related Party Transactions."

    The Loan Agreement has required the Company to maintain certain defined levels of tangible net worth and to comply with various financial and non-financial covenants. Such financial covenants have been amended from time to time by agreement among the Company and the lending banks, and any non-compliance by the Company with such conditions has been waived by such banks. The Loan Agreement also contains provisions restricting the payment of dividends by the Company.

    In addition to the Loan Agreement, the Company has credit arrangements with various financial institutions to finance the purchase of equipment. A number of such arrangements provide for restrictions on the payment of dividends. The Company has operating lease arrangements for two printing presses. Rental expense related to such leases was approximately $0.6 million for 1996 and $0.5 million for 1997.

    The Company had working capital deficits of $3.7 million, $12.3 million and $19.2 million at December 31, 1995, 1996 and 1997, respectively. The increase in the Company's working capital deficit was due to capital expenditures and deposits totaling $9.3 million on new press and binding equipment to be delivered in 1998, and the use of cash to repay $8.5 million of long-term debt.

    Capital expenditures totaled $17.8 million, $11.1 million and $15.1 million in 1995, 1996 and 1997, respectively. The Company has traditionally provided for increased capacity through the acquisition of capital assets to maintain high levels of productivity and to meet customer demands. Capital expenditures have been primarily related to prepress, pressroom and finishing equipment and plant construction.

    The Company's capital expenditures over the next 18 months are currently estimated to total $53.0 million. The Company's capital expansion plans include two new complete book manufacturing plants, one producing high quality, multi-color, thin, flat back hardcover books and another producing workbook-size and digest-size paperbacks, plus a new book components facility in Lebanon, Indiana. Projected capital expenditures over the period include approximately $34.0 million to equip the new plants and to add and replace equipment for existing facilities. In accordance with past practices, the Company intends to finance such equipment through capital leases and has obtained commitments for such financing. The hardcover book facility is being leased, and the paperback book facility will be constructed at a cost of approximately $15.0 million, for which the Company expects to obtain long-term financing. No definitive commitment has been obtained for financing such construction, although the Company has received an expression of interest in providing such financing from a lending institution. The new Indiana facility, expected to be in operation in 1999, will cost approximately $4.0 million to construct and will be financed in the same manner as the paperback book facility. A portion of the proceeds of the Offering will be used to establish and equip these facilities. See "Use of Proceeds" and "Business--Growth Strategy."

    The Company expects to use the increased working capital resulting from the Offering to reduce the amount owed under its revolving line of credit facility by approximately $6.0 million. Accordingly, the Company expects to have available a total borrowing capacity of $18.0 million under the Loan Agreement and $3.5 million of available cash on hand. In addition, the Company will seek to amend the Loan Agreement in order to provide greater resources and more favorable terms to assist the Company in pursuing its business strategy.

    The Company believes that funds generated from operations, together with existing cash, the net proceeds of the Offering and available credit under its revolving bank facility, will be sufficient to finance its current operations and planned capital expenditure requirements and internal growth at least through 1999. However, if the Company were to make any significant acquisitions for cash, it may be necessary for the Company to obtain additional debt or equity financing. The Company has no current commitments or agreements with respect to any acquisitions, and there can be no assurances that any acquisitions will be consummated.

    The Company's digital communications and information network has been continuously upgraded, and management does not anticipate that the Company will be subject to disruption in its information systems because of computer calendaring and date change problems associated with the year 2000.

    The Financial Accounting Standards Board has issued two new standards that became effective for reporting periods beginning after December 15, 1997: SFAS No. 130, "Reporting Comprehensive Income" and SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." The Company will begin making the disclosures required by SFAS 130 in the third quarter of 1998 and by SFAS 131 at year-end.

                                    BUSINESS

THE COMPANY

    The Company is a leader in the manufacture and supply of book components to publishers and book manufacturers. Book components include paperback covers, book jackets, pre-printed case covers (which are glued to hardboard and used for hardcover books), endpapers, illustrations and inserts. The Company is the largest independent book component printer in North America, and is a fully integrated provider of digital prepress, computer-to-plate, single-pass multi-color printing and a complete range of finishing services. In 1997, the Company completed over 55,000 separate printing jobs and serviced over 200 customers, including Simon & Schuster, HarperCollins Publishers, Pearson Putnam Publishing, Bantam Doubleday Dell Publishing Group, Inc., Random House, Inc., The McGraw-Hill Companies, Inc., Time Warner, Inc. and R.R. Donnelley & Sons Company.

    The manufacture of books requires the printing of text and the production of book components which are assembled into complete books. The Company has specialized in the manufacture of book components, which involves a variety of special materials, finishes and services, such as film lamination, embossing and metallic foil stamping, die-cutting and liquid coating. Due to publishers' demand for high quality, intricate book covers to enhance book sales, and the need for specialized equipment, materials and finishes to produce such covers, many leading publishers rely on specialty printers such as the Company to produce book components, and use other commercial printers to produce text and assemble books.

    From 1993 through 1997, the Company's net sales increased from $40.9 million to $104.8 million, reflecting a compound annual growth rate of approximately 26.5%. During such period, the Company's EBITDA increased from $7.0 million to $22.1 million, reflecting a compound annual growth rate of approximately 33.3% and an improvement in the EBITDA margin from 17.1% in 1993 to 21.1% in 1997. (See Footnotes 7 and 8 to Summary Consolidated Financial Information.) The Company's financial results include the effect of the acquisition in February 1996 of NEBC. See "Business-Growth Strategy-Strategic Acquisitions."

    Management attributes the Company's growth and profitability to its record of providing superior customer service and product quality, expanding and enhancing its product offerings and adding state-of-the-art manufacturing capacity. Management emphasizes service and responsiveness to customer needs, and the Company believes it consistently offers its customers the most modern and complete line of printing and finishing facilities and provides the shortest work-order turnaround times in U.S. book component manufacturing.

    The Company has invested extensively in technologically-advanced prepress and pressroom equipment and has developed a sophisticated management information system, which digitally links all of its facilities, permitting real-time measurement of operational results and optimization of workflow among facilities. The Company's ability to respond quickly is also due to the strategic location of its four modern, computerized production plants near major book manufacturers, and the use of its own tractor-trailers to reduce delivery times. The Company's production efficiency is further enhanced by its long-term, single-source relationships with suppliers of paper, ink and other production materials, which provide a reliable supply of raw materials and advantageous pricing. See "Business."

INDUSTRY OVERVIEW

    The U.S. commercial printing industry is the world's largest, with estimated 1997 shipments totaling $74.0 billion. Commercial printing includes the printing, manufacture and distribution of books, periodicals, catalogues, directories and advertising, promotional and direct mail materials. The Company operates in the book manufacturing segment of the commercial printing industry.

    Shipments by U.S. book manufacturers amounted to approximately $6.0 billion in 1997 and are projected by the U.S. Department of Commerce to exceed $6.3 billion in 1998. The U.S. book manufacturing industry is comprised of approximately 600 U.S. enterprises, ranging from small independent printers to large book printing divisions of multi-national printing companies such as R.R.Donnelley & Sons Company and Quebecor Printing Inc. Total consumer spending on books in the United States amounted to $27.4 billion in 1997 and is projected to reach $33.0 billion by the year 2001. Demographic factors such as an aging population, increasing enrollments in elementary and high schools, and growth in public education spending, are all expected to have a positive impact on book sales over the next decade.

    The book printing industry, like the commercial printing industry in general, is extremely competitive and capital intensive. In response to competitive pressures, book publishers have instituted practices such as just-in-time purchases of inventory, reduction in the size of book print runs, more frequent reprints, shorter production cycles, and insistence on digital proofs to make the printing process faster and less costly. In addition, constantly changing production technology requires manufacturers to continue to invest in more efficient and versatile pressroom and prepress equipment. Management believes that small scale book printers will be increasingly subject to consolidation pressures, since only larger, well-capitalized enterprises such as the Company (after giving effect to the Offering) will generally be capable of making the capital expenditures and meeting the staffing requirements necessary to build and operate state-of-the-art production facilities offering a full range of services and rapid work-order turnaround time.

GROWTH STRATEGY

    The Company has grown by providing superior customer service and product quality, expanding and enhancing its product offerings and adding state-of-the-art manufacturing capacity. The key elements of the Company's growth strategy are: (i) enhanced sales and marketing, (ii) expansion into complementary areas of book manufacturing, (iii) continuing capital investment to increase production capabilities, (iv) geographic expansion and (v) strategic acquisitions. Each of these is discussed below.

    ENHANCED SALES AND MARKETING. The Company intends to expand the size of its sales force over the next 18 months to capture a greater share of business from its existing publishing customers and to identify and solicit new customers, including smaller regional publishers. The Company also intends to emphasize customer training and educational programs in printing processes and technology and other marketing techniques to reach a larger segment of the book publishing market.

    EXPANSION INTO COMPLEMENTARY AREAS OF BOOK MANUFACTURING. In late 1998, the Company will begin a vertical integration of its business by expanding from book component printing to selected categories of complete book manufacturing. Two new plants are in various phases of development and are expected to be placed in operation by December, 1998. One facility, to be located in New Jersey, will produce complete, high-quality, multi-color, thin, flat back, hardcover books suitable for juvenile publishing and other markets. A second facility, to be located in Maryland, will produce workbook-size paperbacks suitable for the higher education market and digest-size paperbacks suitable for juvenile publishing and other markets. State-of-the-art prepress, press and binding equipment have been ordered for these plants.

    The Company intends initially to operate in these areas of complete book manufacturing because it believes it can obtain orders from its existing customers and attract new customers it believes are currently underserviced. The Company has targeted the manufacture of those types of books which existing publishing customers have indicated an interest in having the Company produce, and which are not being manufactured by book manufacturers to whom the Company now supplies book components. Accordingly, the Company will be able to offer "one-stop shopping" to publishing customers without jeopardizing the Company's relationships with its book manufacturing customers. The Company intends to cross-sell both component printing and complete book manufacturing to its existing customer base and to potential new customers.

    Continuing Capital Investment to Increase Production Capabilities. The Company intends to continue to invest in technologically advanced prepress and pressroom equipment and in computerized operations and information systems. The Company's goal in its ongoing capital investment program is to increase production capacity, lower production costs, and continually improve product quality and turnaround time. In addition to the installation of state-of-the-art equipment in the Company's new book manufacturing facilities, the Company is upgrading the speed and capacity of the Company's digital storage facilities and information network.

    GEOGRAPHIC EXPANSION. During 1999, the Company intends to establish a book component printing facility in Lebanon, Indiana to increase service to book manufacturers and publishers located in the Midwest. The Company believes that the new plant's physical proximity to Midwest-based book manufacturers and publishers will shorten the Company's turnaround time in delivering orders for these customers and thereby enhance the Company's ability to obtain increased orders. The Company continues to consider other geographic expansion opportunities, both in the Midwest and elsewhere.

    STRATEGIC ACQUISITIONS. The fragmented printing industry continues to undergo significant consolidation due primarily to increasing customer demand for a full range of sophisticated services and the high levels of capital investment necessary to meet such demand. The Company believes that there continue to be numerous viable acquisition opportunities among book component and book printing companies, and the Company will continue to seek out potential acquisition targets whose geographic location, customer base and type of business would complement those of the Company. The Company believes its management expertise, modern production technology, single-source purchasing relationships and financial resources, will enable it to achieve revenue growth and further economies of scale through the acquisition of such other companies.

    In February 1996, the Company acquired NEBC, a Massachusetts-based specialty book components printer with approximately $40.0 million of annual sales. Management improved the acquired operations by increasing labor productivity, upgrading equipment and reducing overhead and material consumption costs.

PRODUCTION OPERATIONS

    As a result of publishers' desire to manage book inventory levels more efficiently, book component printers, such as the Company, are under increasing pressure to improve turnaround time. The Company believes it provides the quickest turnaround time in the book component segment of the U.S. commercial printing industry and, once customer approval of a proof is given, it is able to complete the production of an order in less than 24 hours. The Company's printing facilities generally operate on a 24-hour basis, six days a week. The Company has upgraded its digital communications and information network which links all Company locations. The upgrade permits the network to transfer large amounts of digital information more quickly and is expected to lead to even further efficiencies.

    The Company has also developed, and during 1998 made available to customers, its Phoenix Colornet-Registered Trademark- system. Phoenix
Colornet-Registered Trademark-serves as a digital link between the Company and its customers and permits electronic transfer of digital files, together with reliable, consistently color-accurate, remote digital proofing, and includes an electronic interface for sending invoices, schedules and other data.

    ORDER PROCESSING. Customer orders are received at the Company's various plant locations by physical delivery or electronic file transfer. Once entered into the Company's order processing system, a customer order can be monitored on a real-time basis throughout the entire manufacturing process. At the time orders are entered, management allocates work orders among the Company's plants through the Company's data network in order to maximize plant efficiency and minimize operating cost.

    DIGITAL PREPRESS SERVICES. The Company provides a complete range of prepress services, including color separations, high speed imaging, assembly, electronic retouching and archiving, digital file transfer, color-accurate digital proofing and computer-generated platemaking. The Company's prepress services are available at each of its plants, and are linked through a high speed telecommunications network. The Company does not rely on any subcontractors for its prepress needs.

    Prior to printing a customer order, the customer must approve the size, layout, colors and general appearance of the image or "proof" created by the prepress department. Virtually all of the Company's proofs are generated digitally through its Phoenix Colornet-Registered Trademark- system, which permits the colors and images in such proofs to be accurately reproduced on the printing press. Phoenix Colornet-Registered Trademark-proofs are transmitted electronically within the Company's facilities and can be transmitted to a customer location for review and approval, thereby eliminating delays caused by manual delivery of a proof. When a Phoenix Colornet-Registered Trademark- proof is transmitted electronically between the Company and a customer, the Company generally is able to complete all prepress operations on a given job in less than one day.

    PRINTING AND FINISHING SERVICES. The Company operates more than 30 modern high-speed, sheetfed printing presses capable of printing up to six colors in a single pass. New equipment expected to be in operation by the third quarter of 1998 will be capable of printing up to ten colors in a single pass. Certain of the Company's presses are capable of printing both sides of a sheet at the same time. The Company also has presses that are equipped with in-line coaters which permit multi-color printing and coating processes to be completed simultaneously. The quality and efficiency of the Company's pressroom operations are augmented by computer-to-plate technology, which permits the creation of a printing plate directly from a digital file and eliminates the use of negative film. The Company uses computer-to-plate technology on virtually all new jobs, and maintains traditional platemaking equipment primarily for reorders of older jobs originally produced using negative film. As a service to customers, the Company archives such negative films to facilitate reorders.

    The Company uses three printing processes--offset lithography, offset gravure and ultraviolet. Of the three processes, offset lithography is the most technologically advanced due to its compatibility with computer-to-plate technology. The Company has been able, through its in-house printing technology staff, to improve the quality of the Company's ultraviolet printing process so that the output of such equipment is comparable to the quality available from conventional offset lithography. The Company believes that the capabilities and variety of its presses and other production equipment allow it to provide a wide range of services to meet its customers needs.

    After book components have been printed, they are treated through special finishing operations to protect and enhance the printed image. The Company's finishing services include liquid coatings applied to full sheets or selected areas, film lamination, foil stamping, embossing and die-cutting. The Company believes it provides the most extensive in-house line of such finishing services of any manufacturer of book components in North America.

    DISTRIBUTION AND LOGISTICS. The Company uses its own tractor-trailers to deliver the majority of its products. The use of its own delivery equipment instead of reliance on outside commercial carriers enables the Company to reduce transportation costs and to save approximately one day of delivery time in the processing of most orders. The tractor-trailers are also used to distribute raw materials among the Company's manufacturing plants.

RAW MATERIALS, PURCHASING AND INVENTORY

    The Company uses substantial quantities of paper, ink, laminating film, foil and other materials in its operations. Management generally favors "single sourcing" of its raw materials purchases, believing that establishing strong commercial relationships with a relatively small number of suppliers enables the Company to negotiate favorable prices and to maintain reliable supplies of such materials. For example, in 1996 the Company's long-time supplier of laminating film located its new plant adjacent to the Company's headquarters at the Company's request, thereby providing the Company with immediate access to such film. Nevertheless, the Company is not party to any long-term supply agreements, is not dependent on any single source for its raw materials and believes it could replace any individual supplier without disruption to its business. The Company uses centralized purchasing and storage at its Hagerstown plants to help control raw material costs.

    The Company generally obtains annual pricing commitments from its suppliers, but such commitments are not legally binding. Nevertheless, during 1994 and 1995, when many commercial printers experienced significantly increased paper costs as paper manufacturers raised prices in response to strong demand and limited supplies, the Company did not receive any paper price increases other than those which had been agreed to in advance with its supplier.

    The Company purchases paper in large rolls and converts the paper into sheets in the sizes required by its sheetfed presses, using its own computerized sheeter. By converting in excess of 30 million pounds of paper in-house annually, the Company is able to reduce paper costs, avoid delays in obtaining properly-sized sheets and minimize the need to maintain an inventory of specific sheet paper sizes.

NEW BOOK MANUFACTURING FACILITIES

    While the Company has historically focused on the manufacture of book components, management believes that complete book manufacturing represents a natural outgrowth of the Company's core capabilities. Two new plants for the manufacturing of complete books are in various phases of development by the Company and are expected to be placed in operation by December, 1998. One facility, to be located in New Jersey and consisting of approximately 90,000 square feet, will produce complete, high-quality, multi-color, thin, flat back, hardcover books suitable for juvenile publishing and other markets. A second facility consisting of approximately 200,000 square feet, to be located in Maryland, will produce workbook-size paperbacks suitable for the higher education market and digest-size paperbacks suitable for juvenile publishing and other markets. State-of-the-art prepress, press and binding equipment has been ordered for these plants. The facilities' manufacturing processes will be fully automated and entirely self-sufficient.

    The Company intends initially to operate in these areas of complete book manufacturing because it believes it can build on its established relationships and its reputation for quality book component printing to obtain orders from its existing customers and attract new customers it believes are currently underserviced. The Company expects that the availability of high-quality components and book text from the same source should enable publishers to reduce production cycle time as well as inventory risk. The Company has targeted the manufacture of those types of books which existing publishing customers have indicated an interest in having the Company produce, and which are not being manufactured by book manufacturers that outsource component printing to the Company. Accordingly, the Company will be able to offer "one-stop shopping" to publishing customers without jeopardizing the Company's relationships with its present book manufacturing customers.

SALES AND MARKETING

    The Company has a large customer base, including many of the leading publishing companies in the world. Among its largest customers are Simon & Schuster, HarperCollins Publishers, Pearson Putnam Publishing, Random House, Inc., Von Holtzbrink Publishing Services, The McGraw-Hill Companies, Inc., Time Warner, Inc., International Thompson Publishing, John Wiley & Sons, Inc., Bantam Doubleday Dell Publishing Group, Inc., R.R. Donnelley & Sons Company, Oxford University Press, Microsoft Publishing, Houghton Mifflin Company, Harcourt Brace & Company, Walt Disney Company, Barnes & Noble, Inc., Thomas Nelson, Inc. and Wolters Kluwer NV, many of whom have been customers of the Company since its inception in 1979. Many of such customers have decentralized operations in which purchasing decisions are made by various divisions. HarperCollins Publishers and Simon & Schuster accounted for 17.7 % and 17.3%, respectively, of the Company's 1996 net sales, and 13.3% and 17.1%, respectively, of the Company's 1997 net sales.

    The book components which the Company produces are used in books distributed in various segments within the consumer book market. The breakdown of the Company's net sales for 1996 and 1997 by consumer book market segments is as follows:

                                                                                         PERCENT OF NET SALES
                                                                                         --------------------
                                                                                           1996       1997
                                                                                         ---------  ---------
Adult Trade............................................................................       47.3       44.9
Juvenile...............................................................................        6.7        6.1
Education..............................................................................       12.7       14.9
Business...............................................................................       13.1       14.3
Book Club..............................................................................        3.4        4.2
Religion...............................................................................        5.5        5.1
Miscellaneous..........................................................................       11.3       10.5
                                                                                         ---------  ---------
                                                                                             100.0%     100.0%

    The Company has a direct sales force consisting of 26 sales representatives located in seven offices throughout the U.S. The Company intends to expand the size of its sales force over the next 18 months to capture a greater share of the business from its existing publishing customers and to identify and solicit new customers, including smaller regional publishers. The Company promotes its services by participating in publishers' trade shows, providing training and educational programs in printing processes and technology to publishing house personnel and by utilizing other marketing techniques to reach a larger segment of the book printing market.

    New sales representatives are required to participate in a three-month manufacturing and sales orientation program, including spending at least two weeks in a working pressroom, and all sales personnel are required to participate annually in a two-week continuing education program. Various forms of monitoring by management are used to ensure that goals for individual sales representatives are achieved, including sales call reports, monthly sales analyses and customer ranking reports.

    The Company does not operate with any backlog, since its goal and that of its customers is to produce products on demand in the shortest possible time frame.

IMPROVEMENTS IN MANUFACTURING OPERATIONS

    The Company emphasizes the development of new products and services, and continues to evaluate emerging technologies while assessing their cost-effectiveness and relevance to current and future needs. The Company created Lithoflex-Registered Trademark-, a substitute for liquid coated, pre-printed case covering material, and developed an innovative line of luminescent metallic colors. The Company was among the first to use offset gravure printing extensively in order to reduce costs and improve the quality of book component printing, and supplemented it with more advanced processes as they became commercially available. The Company also developed and has made available to customers its Phoenix Colornet-Registered Trademark-color-accurate, digital proofing system.

FACILITIES AND EQUIPMENT

    The Company's corporate and administrative offices are located in one of its two adjacent manufacturing facilities in Hagerstown, Maryland. A third manufacturing plant is located in Long Island City, New York, and the Company's fourth components printing plant, previously in Hingham, Massachusetts, has been replaced by a new plant opened in January, 1998 in Taunton, Massachusetts. The Company also leases various regional sales offices. A summary of the location, size and nature of the principal facilities appears below:

                                                                                   LEASED/OWNED;
LOCATION                                                   USE                    EXPIRATION DATE  SQUARE FOOTAGE
---------------------------------------  ---------------------------------------  ---------------  --------------
Hagerstown, MD (No. 1)                   Corporate offices; printing, prepress
                                         and finishing                                    Owned         114,000
Hagerstown, MD (No. 2)                   Printing, prepress and finishing                 Owned          86,000
Long Island City, NY                     Printing, prepress and finishing               Leased;
                                                                                       12/31/06          54,000
Taunton, MA                              Printing, prepress and finishing               Leased;
                                                                                       12/31/12          53,000

    The Company's facilities contain various state-of-the-art prepress, pressroom and finishing equipment. The prepress facilities include high-speed digital scanning, composition, proofing, file transfer and platemaking equipment, and the press rooms contain Heidelberg, Akiyama and Mitsubishi lithographic presses, silk screen presses, and laminating, embossing and stamping machinery.

    The Company believes that its facilities provide adequate capacity for its current needs in the production of book components. Further, the Company believes that, when the Lebanon, Indiana, facility is completed, it will enhance the Company's ability to increase orders for book component printing from Midwest-based book manufacturers and publishers. In addition, the Company is also developing two new facilities to be used for the manufacture of complete books. See "--New Book Manufacturing Facilities."

COMPETITION

    The printing industry in general, and the printing and manufacture of books in particular, are extremely competitive. Although the Company is the largest independent book component printer in North America, it faces competition from other independent book component printers, as well as from such large commercial printing firms as R.R. Donnelley & Sons Company, Quebecor Printing Inc., Banta Corporation and World Color Press, Inc., all of whom offer component printing services within the context of their complete book manufacturing businesses, and all of whom have significantly larger revenues and assets than the Company. In addition, when the Company commences the manufacture of certain types of complete books later this year, the Company will be competing with various book printing concerns which are approximately equal to or smaller than the Company in revenues and assets. Competitive factors in the printing of book components and manufacture of complete books include price, quality, speed of production and delivery, use of technology and the ability to service specialized customer needs on a consistent basis.

EMPLOYEES

    As of December 31, 1997, the Company had 506 employees, of whom 10 were engaged in management, 39 in finance and administration, 66 in sales, sales support and customer service, 11 in information systems and technological development, nine in transportation and 371 in manufacturing. None of the employees are represented by unions, and the Company believes it has satisfactory relations with its workforce.

LEGAL PROCEEDINGS

    The Company is not a party to any legal proceedings, other than claims and lawsuits arising in the normal course of the Company's business. The Company does not believe that such claims and lawsuits, individually or in the aggregate, will have a material adverse effect on the Company's business, financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Company's Board of Directors is composed of seven members. Andrew J. Goodman, a current director, has indicated his intention to resign as a director upon completion of the Offering, and will be replaced by an outside director who has not yet been identified. Directors generally serve for one-year terms and until their successors are duly elected and qualified.

    The following table sets forth certain information regarding the Company's existing directors and executive officers.

          DIRECTORS AND EXECUTIVE OFFICERS                 AGE                            POSITIONS
-----------------------------------------------------      ---      -----------------------------------------------------

Louis LaSorsa                                                  52   Chairman, President, Chief Executive Officer and
                                                                    Director

Edward Lieberman                                               55   Executive Vice President, Chief Financial Officer,
                                                                    Secretary and Director

Dion von der Lieth                                             54   Senior Vice President, Sales and Marketing, and
                                                                    Director

John Carbone                                                   39   Vice President, Manufacturing, Book Components, and
                                                                    Director

Andrew J. Goodman                                              44   Director and Assistant Secretary

Govi C. Reddy                                                  52   Director

David Rubin                                                    41   Director

John Biancolli                                                 48   Vice President, Purchasing

Thomas Newell                                                  54   Chief Information Officer

Franklin Ervin                                                 45   Vice President, Training and Technology

Donald Tyler                                                   40   Vice President, Quality Service Management

Mitchell Weiss                                                 35   Vice President, Manufacturing, Commercial Print/Book
                                                                    Manufacturing

    LOUIS LASORSA has been with the Company since its inception in 1979, when he became Vice President, Sales and Marketing. Mr. LaSorsa has been President of the Company since 1982, was elected Chairman and Chief Executive Officer in 1996, and is involved in the management of all areas of the Company's operations, planning and growth.

    EDWARD LIEBERMAN joined the Company in 1981, has been Executive Vice President, Chief Financial Officer and Secretary since February 1988, and is responsible for financial information, general financing, legal matters, human resources and benefits. From 1967 to 1981, Mr. Lieberman, a certified public accountant, was a principal of Louis Lieberman & Company, an independent public accounting firm.

    DION VON DER LIETH has been Senior Vice President Sales and Marketing, since November 1993, directing the sales and marketing efforts of the Company. Prior to joining the Company, Mr. von der Lieth was President of the Book Group of Quebecor Printing Inc., a major commercial printing company.

    JOHN CARBONE joined the Company in 1981, has been Vice President, Manufacturing, for the Book Component Divisions since December 1997, and is responsible for all component printing operations.

Mr. Carbone was Vice President of Manufacturing/Hagerstown from June 1996 to December 1997, Vice President of Operations/New York from 1993 to 1996 and Vice President of Sales from 1990 to 1993.

    ANDREW J. GOODMAN is a partner of the New York City law firm of Rosner Bresler Goodman & Unterman, LLP, which acts as counsel to the Company. Mr. Goodman has been engaged in the private practice of law in New York City since 1978 and has served as a director of the Company since 1994 and as Assistant Secretary since February 1998. At the consummation of the Offering, Mr. Goodman will resign as a director, will continue as Assistant Secretary and will provide legal services to the Company through his law firm.

    GOVI C. REDDY was elected a director of the Company in February 1998, and is President, Chief Executive Officer and a director of General Binding Corp., a publicly owned manufacturer and supplier of binding equipment and materials for the printing and office supply industries. Mr. Reddy has been employed by General Binding Corp. in a variety of management positions since 1978. General Binding Corp. is one of the Company's suppliers of raw materials.

    DAVID RUBIN was elected a director of the Company in February 1998, and is Corporate Vice President and a director of Don Aux Associates, a privately-held management consulting firm which services a wide range of manufacturing, distribution and service-oriented client companies. Mr. Rubin has been employed by Don Aux Associates since 1984, and has served as Director of Corporate Analysis and Director of Consulting Services. Don Aux Associates provides management consulting services to the Company. See "Certain Transactions."

    JOHN BIANCOLLI has been Vice President of Purchasing since November 1996 and is responsible for negotiating purchasing agreements with major vendors and manages estimating and invoicing functions and inventory control. Until assuming the title of Vice President, Mr. Biancolli was Manager of Estimating and Billing and also managed purchasing. Mr. Biancolli joined the Company in 1979.

    FRANKLIN ERVIN has been Vice President of Training and Technology since January 1996 and is responsible for training customers and employees in new technologies in the printing industry. Prior to joining the Company, Mr. Ervin was a Commander in the United States Navy and worked as a systems engineer with the Naval Surface Warfare Center.

    THOMAS NEWELL has been Chief Information Officer since May 1988 and is responsible for developing, implementing and managing the Company's digital communications and information network.

    DONALD TYLER has been Vice President Quality Service Management since August 1997 and is responsible for ensuring customer satisfaction in all aspects of Company service. In 1994 Mr. Tyler assumed the duties of Customer Service Manager and prior thereto was a Customer Service Representative since joining the Company in 1992.

    MITCHELL WEISS joined the Company in 1984, first in customer service and later as a sales representative. In 1993, Mr. Weiss joined R.R. Donnelley & Sons Company as a salesman, and returned to the Company as a sales representative in 1995, becoming a Regional Sales Manager in 1996. Since January 1998 Mr. Weiss has been responsible for developing the Company's new complete book manufacturing facility in New Jersey and will manage the facility's operations.

DIRECTORS COMPENSATION

    Directors who are not employees of the Company will receive an annual retainer fee of $10,000.

COMMITTEES OF THE BOARD OF DIRECTORS

    Upon the consummation of the Offering, the Board of Directors will create an Audit Committee and Compensation Committee.

    The Audit Committee's principal responsibilities will be to recommend annually a firm of independent auditors to the Board of Directors, to review the annual audit of the Company's Consolidated Financial Statements and to meet with the independent auditors of the Company from time to time in order to review the Company's general policies and procedures with respect to audits and accounting and financial controls. Upon consummation of the Offering, the members of the Audit Committee will be Govi C. Reddy, David Rubin and Edward Lieberman.

    The principal responsibilities of the Compensation Committee will include the establishment of compensation policies for the executive officers of the Company and administration of any stock-based compensation plans. Upon consummation of the Offering, the members of the Compensation Committee will be Govi C. Reddy, David Rubin and Louis LaSorsa.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors has not had a Compensation Committee and the functions of such a committee have been previously performed by the Company's Board of Directors. Louis LaSorsa, Chairman, Chief Executive Officer and a director of the Company, will serve as one of three members of the Compensation Committee after the consummation of the Offering. Neither Govi C. Reddy nor David Rubin, the other two members of the Compensation Committee, are or have ever been officers or employees of the Company, and no interlocking relationship exists between the Compensation Committee or the Board of Directors and any other company's board of directors or compensation committee.

OTHER MANAGEMENT COMMITTEES

    In addition to the Board, the Company has a number of management committees made up of various officers and directors, each of which is responsible for a particular policy or operational area. Management committees meet regularly and report to the Chairman and/or the Board of Directors. At present the management committees consist of: the Executive Committee (eight members, monitors execution of annual business and financial plans adopted by the Board), the Core Values Committee (six members, monitors compliance and changes in Company's basic purposes and values), the Corporate Growth Committee (five members, examines and recommends growth strategies), the Information Committee (three members, reports on corporate information systems and services), the Quality Service Management Committee (six members, reports on quality and customer service and responsiveness issues), and the Training and Technology Committee (four members, handles assignments related to training and technology matters).

EMPLOYMENT AGREEMENTS

    At the consummation of the Offering, Messrs. LaSorsa, Lieberman, Carbone and von der Lieth will each enter into five-year employment agreements providing for an initial annual base salary of $495,700 for Mr. LaSorsa, $345,500 for Mr. Lieberman, $249,500 for Mr. von der Lieth and $250,000 for Mr. Carbone. Such salaries will be increased annually by the greater of 5% or the then percentage increase in the Consumer Price Index over the preceding year, or may be increased by a larger amount if determined by the Board upon the recommendation of the Compensation Committee. The employment agreements contain confidentiality and non-competition provisions.

    If the employment of Messrs. LaSorsa, Lieberman, Carbone or von der Lieth were to be terminated without cause or by reason of an involuntary change-in-control of the Company (as provided in the employment agreement), the terminated officer will be entitled to receive his base salary to the date of termination, unpaid installments of any annual bonus in respect of the year prior to the date of termination, and a severance payment equal to 2.99 times the sum of the prior year's base salary and any annual bonus awarded in respect of such prior year.

BONUS POOL FOR MANAGEMENT AND SUPERVISORY EMPLOYEES

    The Company intends to establish a Bonus Pool for 1998 and subsequent years, to provide incentive compensation for its officers and other supervisory personnel such as departmental, facilities, operations and work-shift managers. The aggregate amount to be contributed annually to the Bonus Pool out of Company profits will be proposed by the Compensation Committee based on the Company's achievement of certain measures of operating performance, including net sales and earnings per share. After the Board of Directors acts on the recommendation, the amount of the Bonus Pool to be allocated to individual officers and supervisory employees in each year will be determined by the Compensation Committee.

EMPLOYEE BENEFIT PLANS

    EMPLOYEE STOCK BONUS AND OWNERSHIP PLAN. The Company's Employee Stock Bonus and Ownership Plan (the "Stock Bonus Plan"), was established in 1980, initially as a profit-sharing, tax-qualified retirement plan, and later as a stock bonus plan, effective. Employees become participants on any June 30 or December 31 after they complete one year of service. Annual Company contributions to the Stock Bonus Plan are discretionary, and have been made in the form of Company stock and cash. Contributions are allocated among all Stock Bonus Plan participants, based on the proportion which each participant's eligible compensation bears to the total compensation of all participants. Company contributions for participants become vested for each participant in equal installments over a six-year period of continuing service. The Trustees of the Stock Bonus Plan are Louis LaSorsa and Edward Lieberman. See "Certain Transactions."

    EMPLOYEES' SAVINGS AND INVESTMENT PLAN. The Employees' Savings and Investment Plan (the "401(k) Plan") was established in 1984, and permits all eligible employees completing one year of service to make salary deferral contributions up to the statutory limitations established under the Internal Revenue Code. The 401(k) Plan allows the Company also to make discretionary profit-sharing contributions based on Company performance during a given year. To date, no Company contributions have been made.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE

    The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the three years ended December 31, 1997 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company, including both fixed salary compensation and discretionary management incentive compensation ("Bonus"):

                                                                   EXECUTIVE COMPENSATION
                                             ------------------------------------------------------------------

                                                     1995                   1996                   1997
                                             --------------------  ----------------------  --------------------

                                              SALARY      BONUS     SALARY       BONUS      SALARY      BONUS
                                             ---------  ---------  ---------  -----------  ---------  ---------

Louis LaSorsa..............................  $ 528,403  $ 949,157  $ 556,309   $     -0-   $ 599,420  $ 847,096

Edward Lieberman...........................    367,497    466,891    375,955         -0-     392,729    478,840

Anthony DiMartino (1)......................    388,763    394,527    375,839         -0-     399,751    249,043

Dion von der Lieth.........................    265,526     48,243    274,818         -0-     289,402    211,774

John Carbone...............................    197,117     48,243    195,850         -0-     201,468    190,366

------------------------------

(1) As of March 23, 1998, Mr. DiMartino was no longer employed by the Company.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of the date of the Prospectus, and as adjusted to reflect the sale of shares offered hereby, by (i) each person known by the Company to own beneficially more than 5.0% of the outstanding Common Stock, (ii) each director of the Company, (iii) each of the named executive officers listed under "Management--Executive Compensation", and
(iv) all officers and directors as a group. Except as otherwise noted, the persons named in the table have sole voting and investment powers with respect to all shares of Common Stock shown as beneficially owned by them..

                                                        BENEFICIAL OWNERSHIP       BENEFICIAL OWNERSHIP
                                                      PRIOR TO THE OFFERING (1)   AFTER THE OFFERING (1)
                                                                 (2)                        (2)
                                                      -------------------------  -------------------------
                                                        SHARES     PERCENTAGE      SHARES     PERCENTAGE
                                                      ----------  -------------  ----------  -------------
Louis LaSorsa.......................................     738,054          8.1       738,054(4)         5.6
Edward Lieberman....................................     660,755          7.2       660,755(4)         5.0
John Biancolli......................................     577,538          6.3       577,538          4.4
John Carbone........................................     574,597          6.3       574,597          4.4
Thomas Newell.......................................     544,902          6.0       544,902          4.2
Mitchell Weiss......................................     531,168          5.8       531,168          4.1
Dion von der Lieth..................................     490,620          5.4       490,620(4)         3.7
Henry Burk..........................................     700,921          7.7       700,921          5.3
Ronald Burk.........................................     691,554          7.6       691,554          5.3
Anthony DiMartino...................................     676,316          7.4       676,316          5.2
Bruno Jung..........................................     619,739          6.8       619,739          4.7
Judith Lieberman....................................     483,000          5.3       483,000          3.7
Andrew J.Goodman....................................          --           --            --           --
Govi C. Reddy.......................................          --           --            --           --
David Rubin.........................................          --           --            --           --

Louis LaSorsa and Edward Lieberman, as Trustees
  (3)...............................................   3,281,502         36.0     3,281,502         25.0

All Directors and Executive Officers As a Group (10
  persons)..........................................   4,117,634         45.1     4,117,634(4)        31.3

------------------------

(1) Adjusted to reflect the Recapitalization as set forth under "Description of Capital Stock."

(2) Includes shares owned directly as well as shares owned indirectly through vested participation in the Stock Bonus Plan, except for Judith Lieberman, who is not a participant in such Plan.

(3) Reflects all shares held by the Company's Stock Bonus Plan (including the individual beneficial interests in such shares of the stockholders listed in the table), of which Messrs. LaSorsa and Lieberman are Trustees. See "Management- Employee Benefit Plans" and "Certain Transactions."

(4) Does not include an aggregate of approximately 18,000 shares of Common Stock which Messrs. LaSorsa, Lieberman and von der Lieth have indicated an intention to purchase in the Offering.

    The address of all stockholders listed in the above table is c/o Phoenix Color Corp., 540 Western Maryland Parkway, Hagerstown, MD 21740.

                              CERTAIN TRANSACTIONS

    On February 1, 1996, in connection with entering into the Loan Agreement between the Company and two commercial banks, Louis LaSorsa, Edward Lieberman, Anthony DiMartino, Thomas Newell, Henry Burk and Ronald Burk executed individual surety agreements with the lending banks, under which each such person guaranteed all of the Company's obligations under the Loan Agreement. At the same time, each of the Company's principal stockholders other than Judith Lieberman executed a Stock Pledge Agreement, under which all of their respective shares of the Company's stock (except for shares held in the Stock Bonus Plan in which they have separate beneficial interests) were pledged as security for the Company's obligations under the Loan Agreement. See "Principal Stockholders." The Stock Pledge Agreement requires such pledge of shares to remain in effect until the outstanding principal balance of Term Loan A under the Loan Agreement is reduced to $4,000,000. Accordingly, since a portion of the proceeds of the Offering will be used to prepay the outstanding balance of Term Loan A, it is anticipated that the Stock Pledge Agreement will be terminated shortly after the consummation of the Offering and that the pledged shares will be returned to the principal stockholders.

    Louis LaSorsa and Edward Lieberman act as Trustees for the Stock Bonus Plan. Under the terms of the Plan, Messrs. La Sorsa and Lieberman have full power and discretion to vote the shares of Company stock held by the Plan as they see fit, subject to their responsibilities as fiduciaries for the participating beneficiaries of the Plan. The Stock Bonus Plan holds a total of 3,281,502 shares of Common Stock, which presently amounts to 36.0% of the outstanding shares of the Company, and will constitute 25.0% of shares to be outstanding upon consummation of the Offering. See "Principal Stockholders."

    Louis LaSorsa, Edward Lieberman and other stockholders have made loans to the Company from time to time, the proceeds of which were used as working capital. The outstanding principal balance of such loans as of December 31, 1997 is $452,765. Such loans are represented by demand notes bearing interest at a rate equal to 1% over the prime rate and are subordinated to the Company's indebtedness to third-party lenders under various loan and capital lease agreements. The noteholders have indicated that they do not intend to make demand for payment of such notes in the near future, and, in any, the Company is prohibited from making such payment under the terms of the Loan Agreement and various capital leases.

    A law firm of which Andrew J. Goodman, a director and Assistant Secretary of the Company, is a partner, acts as counsel to the Company. During 1997, the Company paid Mr. Goodman's firm total fees of $ 127,168 for legal services rendered.

    David Rubin, a director of the Company, is an officer and principal of Don Aux Associates, which furnishes management consulting services to the Company. During 1997, the Company paid Don Aux Associates a total of $180,000 in management consulting fees.

    Govi C. Reddy, a director of the Company, is President of General Binding Corp., which supplies certain raw materials to the Company. During 1997, the Company purchased a total of $9,492,065 of such raw materials from General Binding Corp.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The following description of the Company's capital stock is qualified in its entirety by reference to the Certificate of Incorporation and By Laws of the Company, which are included as exhibits to the Registration Statement of which this Prospectus forms a part.

AUTHORIZED CAPITAL STOCK; RECAPITALIZATION

    The Company's authorized shares previously consisted of 20,000 shares of Class A Common Stock ("Class A") and 200,000 shares of Class B Common Stock ("Class B"). Class A and Class B had equal rights, except that Class B shares
did not have voting rights. To effect the Recapitalization, on April       ,
1998, the Company filed an Amended and Restated Certificate of Incorporation which increased the Company's authorized capitalization to 30,000,000 shares, of which 5,000,000 shares are designated Preferred Stock and 25,000,000 shares are Common Stock, and converted each outstanding share of Class A and Class B into 483 shares of Common Stock. All Class A and Class B shares held in Treasury were canceled. As a result of the Recapitalization, there are 9,125,802 shares of Common Stock outstanding.

COMMON STOCK

    Subject to any preferential rights of any Preferred Stock created by the Board of Directors, each outstanding share of Common Stock will be entitled to such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor. See "Dividend Policy." Each outstanding share is entitled to one vote on all matters submitted to a vote of stockholders except on matters which are required to be voted exclusively by holders of Preferred Stock or any class of shares of Preferred Stock. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of Preferred Stock. There are no redemption provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable and the shares of Common Stock to be issued upon completion of the Offering will be fully paid and non-assessable.

PREFERRED STOCK

    The Company's Amended and Restated Certificate of Incorporation authorizes 5,000,000 shares of Preferred Stock. The Board has the authority to prescribe for each series of Preferred Stock it establishes the number of shares in that series, the voting rights (if any) to which such shares in that series are entitled, the consideration for such shares in that series and the designations, powers, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions of the shares in that series, without further action or vote by the Stockholders. Depending upon the rights of such preferred stock, the issuance of preferred stock could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distribution to the holders of Common Stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any of the preferred stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED CAPITAL STOCK

    Under the Company's Certificate of Incorporation, upon consummation of the Offering, assuming no exercise of the Underwriters' over-allotment option, there will be 11,874,198 shares of Common Stock available for future issuance. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. In addition, the Board has the authority to issue shares of Preferred Stock, as noted above.

    One of the effects of the existence of unissued and unreserved Common Stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management and possibly deprive the stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company. The Company currently does not have any plans to issue additional shares of Common Stock or preferred stock.

NO PREEMPTIVE RIGHTS

    No holder of any class of stock of the Company authorized and issued at the time of the Offering will have any preemptive or conversion rights of any other right to subscribe to any securities of the Company of any kind or class.

CERTAIN PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW

    The Company is subject to Section 203 of the Delaware General Corporation Law ("DGCL"). Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of the broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless (a) the transaction that results in the person's becoming an interested stockholder or the business combinations is approved by the board of directors of the corporation before the person becomes an interested stockholder, (b) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85.0% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans or (c) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is (a) the owner of 15.0% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15.0% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. Section 203 does not apply to a corporation that so provides in an amendment to its certificate of incorporation or By Laws passed by a majority of its outstanding shares, but such stockholder action does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. The Company's Certificate of Incorporation does not exclude the Company from the restrictions imposed under Section 203.

    Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage companies interested in acquiring the company to negotiate in advance with the Company's Board of Directors, because the stockholder approval requirement would be avoided if the Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the Board. It is further possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION

AND BY LAWS AFFECTING CHANGE IN CONTROL

    Certain provisions of the Certificate of Incorporation and By Laws may delay or make more difficult unsolicited acquisitions or changes of control of the Company. It is believed that such provision will enable the Company to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of the Company and its stockholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current Board. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors (see "Certain Effects of Authorized but Unissued Capital Stock"), (ii) prohibitions against stockholders calling a special meeting of stockholders, (iii) requirements for advance notice for raising business or making nominations at stockholders' meetings, (iv) the ability of the Board of Directors to increase the size of the board and to appoint directors to newly created directorship and (v) higher than majority requirements to make certain amendments to the By Laws and Certificate of Incorporation.

    SPECIAL MEETINGS

    The Certificate of Incorporation and By Laws also provide that special meetings of the stockholders can be called only by the Chairman of the Board of Directors, the Chief Executive Officer of the Company or by a vote of the majority of the Board of Directors. Furthermore, the By Laws of the Company provide that only such business as is specified in the notice of any such special meeting of stockholders may come before such meeting.

    ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS AT MEETINGS

    The By Laws of the Company establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the Chairman of the Board of Directors, or by a stockholder of the Company who is entitled to vote at the meeting who has given to the Secretary of the Company timely written notice, in proper form, of the stockholders' intention to bring that business before the meeting. The chairman of such meeting has the authority to make such determinations. Only persons who are nominated by, or at the discretion of, the Chairman of the Board of Directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of the Company.

    To be timely, a stockholder's notice of business to be brought before an annual meeting and nominations of candidates for election as directors at any annual meeting shall be delivered to the Secretary of the Company at the principal executive offices of the Company not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

    To be timely, a stockholder's notice of nominations of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice shall be delivered to the Secretary of the Company at the principal executive offices of the Company not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

    The notice of any nomination for election as a director must set forth the name and address of, and the class and number of shares of the Company held by, the stockholder who intends to make the nomination and the beneficial owner, if any on whose behalf the nomination is being made; the name and address of the person or persons to be nominated; a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and the consent of each nominee to serve as a director if so elected.

    NUMBER OF DIRECTORS; FILLING OF VACANCIES

    The Certificate of Incorporation and By Laws provide that newly created directorships resulting from any increase in the authorized number of directors (or any vacancy) may be filled by a vote of a majority of directors then in office. Accordingly, the Board may be able to prevent any stockholder from obtaining majority representation on the Board of Directors by increasing the size of the board and filling the newly created directorships with its own nominees.

    AMENDMENTS TO THE BY LAWS

    The Certificate of Incorporation provides that the affirmative vote of the holders of at least two-thirds in voting power of all the shares of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the By Laws which is to the same effect as provisions contained in the Certificate of Incorporation relating to (i) the amendments of the By Laws, (ii) the filling of director vacancies and (iii) calling and taking actions at meetings of stockholders.

    AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

    The Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds in voting power of all the shares of the Company entitled to vote generally in the election of directors, voting together as a single class, to alter, amend or repeal provisions of the Certificate of Incorporation relating to (i) the amendment of the Certificate of Incorporation and/or the By Laws, (ii) the filling of director vacancies and (iii) calling and taking actions at meetings of stockholders.

INDEMNIFICATION AND LIMITATION OF

LIABILITY FOR DIRECTORS AND OFFICERS

    The Company's By Laws provide that the Company may indemnify directors and officers to the fullest extent permitted by the laws of the State of Delaware. The Certificate of Incorporation also provides that a director of the Company shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

    The indemnification rights conferred by the Certificate of Incorporation of the Company are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. The Company will also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

    The effect of such indemnification arrangements may be to exempt or limit the liability of such directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the Company, except to the extent such exemption or limitation is not permitted under applicable law.

TRANSFER AGENT

    The transfer agent and registrar of the Company's Common Stock is       .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the consummation of the Offering, the Company will have 13,125,802 shares of Common Stock outstanding. Of such shares the 4,000,000 shares offered hereby will be freely tradeable by persons other than affiliates of the Company, without restriction under the Securities Act of 1933, as amended (the "Securities Act"). As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an "affiliate" as that term is defined above, who has paid for shares is entitled, beginning one year from the later of the date of acquisition of the shares from the Company or from an affiliate of the Company, to sell within any three-month period up to that number of shares that does not exceed the greater of 1.0% of the then outstanding shares or the average weekly trading volume of the then outstanding shares during the four calendar weeks preceding each such sale. A person (or persons whose shares are aggregated) who is not deemed an affiliate of the Company and who has paid for his shares is entitled, beginning two years from the later of the date of the acquisition from the Company or from an affiliate of the Company, to sell such shares under Rule 144(k) without regard to the volume limitations described above. Affiliates continue to be subject to such volume limitations after the two year holding period.

    The Company, its officers and directors and its other current stockholders, who collectively hold 9,125,802 shares of Common Stock, have agreed that they will not dispose of any shares of Common Stock, or any securities convertible or exchangeable for shares of Common Stock, for a period of 180 days after the date of the Underwriting Agreement without the written consent of CIBC Oppenheimer, on behalf of the Representatives. See "Underwriting." Upon expiration of such 180 day period, an aggregate of 2,941,800 shares will become eligible for sale without restriction pursuant to Rule 144(k) under the Securities Act.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among the Company and CIBC Oppenheimer Corp. and PaineWebber Incorporated, as representatives (the"Representatives") of the underwriters of the Offering (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase from the Company, the number of shares of Common Stock set forth opposite their names below:

UNDERWRITERS                                                                                         NUMBER OF SHARES
-----------------------------------------------------------------------------------------------  -------------------------
CIBC Oppenheimer...............................................................................
PaineWebber Incorporated.......................................................................

    The Underwriters propose to offer the Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus, and at
such price less a concession not in excess of $         per share of Common
Stock to certain securities dealer, of which a concession not in excess of
$         per share of Common Stock may be re-allowed to certain other securities dealers. After the Offering, the offering price and other selling terms may be changed by the Underwriters.

    In order to facilitate the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for and purchase shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in the Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short provisions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase and pay for all of the above shares of Common Stock if any are purchased.

    The Company has granted an option to the Underwriters exercisable within 30 days after the date of this Prospectus, to purchase from the Company up to an aggregate of 600,000 additional shares of Common Stock, to cover over-allotments, if any, at the initial public offering price less the underwriting discount set forth on the cover pages of this Prospectus. If the Underwriters exercise their over-allotment option to purchase any of the additional 600,000 shares of Common Stock, each of the Underwriters has severally agreed, subject to certain conditions, to purchase approximately the same percentage as the number of shares of Common Stock to be purchased by each of them bears to the 4,000,000 shares of Common Stock offered hereby. The Company will be obligated, pursuant to the over-allotment option, to sell Common Stock to the Underwriters to the extent such over-allotment option is exercised.

    The Company and each of its officers and directors and present stockholders have agreed that without the consent of CIBC Oppenheimer Corp., on behalf of the Representatives, they will not, for a period of 180 days after the date of the Underwriting Agreement (i) offer, pledge, sell, distribute, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, subject to certain limited exceptions, including the sale of by the Company and the Selling Stockholder of shares of Common Stock in the Offering.

    The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    The Representatives do not intend to confirm sales of the Common Stock to accounts over which they exercise discretionary authority.

    Prior to the Offering, there has been no public market for the Common Stock. There can be no assurance that any active trading market will develop for the Common Stock or as to the price at which the Common Stock may trade in the public market from time to time subsequent to the Offering made hereby. The initial price to the public for shares of Common Stock offered hereby will be negotiated between the Company and the Representatives. Among the factors to be considered in determining the initial price to the public are (i) the history of and prospects for the industry in which the Company competes, (ii) the ability of the Company's management, (iii) the past and present operations of the Company, (iv) the historical results of operations of the Company, (v) the prospects for future earnings and business potential of the Company, (vi) the general condition of the securities markets at the time of the Offering, (vii) the recent market prices of securities of generally comparable companies, (viii) the market capitalization and stages of development of other companies which the Company and Representatives believe to be comparable to the Company and (ix) other factors deemed relevant.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Rosner Bresler Goodman & Unterman, LLP, and for the Underwriters by Schulte Roth & Zabel LLP, both of New York, New York.

                                    EXPERTS

    The consolidated balance sheets of the Company as of December 31, 1996 and 1997 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997, included in this Prospectus, have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated balance sheet of NEBC as of December 31, 1995, and the consolidated statements of income, stockholders' equity and cash flows for the year then ended included in this Prospectus, have been included herein in reliance upon the report of Arthur Andersen LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (together with all amendments, exhibits and schedules, the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each such instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. As a result of the Offering, the Company will become subject to the information requirements of the Exchange Act, and in accordance therewith will file reports, proxy statements and other information with the Commission. The Registration Statement, as well as all periodic reports and other information to be filed by the Company pursuant to the Exchange Act, may be inspected without charge and copied upon payment of fees prescribed by the Commission at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and at the Commission's regional offices located at Seven World Trade Center, 7th Floor, New York, New York 10048 and Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a worldwide web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The Company intends to furnish its stockholders with annual reports containing consolidated audited financial statements which have been certified by its independent public accountant, and quarterly reports containing unaudited summary consolidated financial information for each of the first three quarters of each fiscal year.

                      PHOENIX COLOR CORP. AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY
PHOENIX COLOR CORP.

  Report of Independent Accountants........................................................................  F-2
  Consolidated Balance Sheets..............................................................................  F-3
  Consolidated Statements of Operations....................................................................  F-4
  Consolidated Statement of Changes in Stockholders' Equity................................................  F-5
  Consolidated Statements of Cash Flows....................................................................  F-6
  Notes to Consolidated Financial Statements...............................................................  F-7

CONSOLIDATED FINANCIAL STATEMENTS OF BUSINESS ACQUIRED
NEW ENGLAND BOOK HOLDING CORPORATION

  Report of Independent Accountants........................................................................  F-17
  Consolidated Balance Sheet...............................................................................  F-18
  Consolidated Statement of Income.........................................................................  F-19
  Consolidated Statement of Stockholders' Equity...........................................................  F-20
  Consolidated Statement of Cash Flows.....................................................................  F-21
  Notes to Consolidated Financial Statements...............................................................  F-22

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Phoenix Color Corp.

    We have audited the accompanying consolidated balance sheets of Phoenix Color Corp. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Phoenix Color Corp. and subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Coopers & Lybrand L.L.P.

McLean, Virginia
March 13, 1998,
except for the Recapitalization
described in Note 1, for
which the date is April 23, 1998

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                DECEMBER 31,         PRO FORMA
                                                                          ------------------------  DECEMBER 31,
                                                                             1996         1997          1997
                                                                          -----------  -----------  ------------
                                                                                                      (NOTE 1)
                                                                                                    (UNAUDITED)
                                 ASSETS
Current assets:
  Cash and cash equivalents.............................................  $   158,254  $ 1,044,966   $1,044,966
  Accounts receivable, net of allowance for doubtful accounts and
    rebates of $687,431 in 1996 and $674,463 in 1997....................   17,191,001   19,695,780   19,695,780
  Inventory.............................................................    4,729,197    4,388,276    4,388,276
  Income tax receivable.................................................      301,522    1,376,977    1,376,977
  Prepaid expenses and other current assets.............................    1,011,041       95,607       95,607
  Deferred income taxes.................................................      438,222      423,606      423,606
                                                                          -----------  -----------  ------------
      Total current assets..............................................   23,829,237   27,025,212   27,025,212

Property, plant and equipment, net......................................   35,436,085   36,472,549   36,472,549
Goodwill, net...........................................................   15,917,433   15,079,677   15,079,677
Deferred financing costs, net...........................................      390,000      210,000      210,000
Other assets............................................................      971,233    7,921,463    7,921,463
                                                                          -----------  -----------  ------------
      Total assets......................................................  $76,543,988  $86,708,901   $86,708,901
                                                                          -----------  -----------  ------------
                                                                          -----------  -----------  ------------

                   LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving line of credit..............................................  $11,561,352  $14,325,745   $14,325,745
  Notes payable.........................................................    7,194,651    7,250,834    7,250,834
  Obligations under capital leases......................................    3,774,767    3,770,178    3,770,178
  Accounts payable......................................................   11,855,925   16,844,510   16,844,510
  Accrued expenses......................................................    1,779,337    4,026,006    4,026,006
                                                                          -----------  -----------  ------------
      Total current liabilities.........................................   36,166,032   46,217,273   46,217,273
Notes payable...........................................................   17,772,276   15,498,930   15,498,930
Obligations under capital leases........................................    9,636,284    5,880,781    5,880,781
Deferred income taxes...................................................      928,558    1,242,047    1,242,047
                                                                          -----------  -----------  ------------
      Total liabilities.................................................   64,503,150   68,839,031   68,839,031
                                                                          -----------  -----------  ------------
Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $0.01 authorized 5,000,000 shares; none
  issued and outstanding (unaudited)....................................                                 --
Common Stock, Class A, voting, par value $0.01 per share, authorized
  20,000 shares, 14,560 issued shares, 11,100 outstanding shares as of
  December 31, 1997 and 1996; none authorized, issued or outstanding pro
  forma (unaudited).....................................................          146          146       --
Common Stock, Class B, non-voting, par value $0.01 per share, authorized
  200,000 shares, 9,794 issued shares and 7,794 outstanding shares, as of December 31, 1997 and 1996; none authorized, issued or outstanding
  pro forma (unaudited).................................................           98           98       --
Common Stock, par value $0.01 per share; authorized 25,000,000 shares;
  none issued and outstanding as of December 31, 1996 and 1997; issued
  and outstanding 9,125,802 shares pro forma (unaudited)................                                 91,258
Additional paid in capital..............................................    2,126,804    2,126,804      266,560
Retained earnings.......................................................   12,015,264   17,782,596   17,782,596
Stock subscriptions receivable..........................................     (332,244)    (270,544)    (270,544)
Treasury stock, at cost: Class A, 3,460 shares and Class B, 2,000 shares, as of December 31, 1997 and 1996; none pro forma
  (unaudited)...........................................................   (1,769,230)  (1,769,230)      --
                                                                          -----------  -----------  ------------
      Total stockholders' equity........................................   12,040,838   17,869,870   17,869,870
                                                                          -----------  -----------  ------------
      Total liabilities & stockholders' equity..........................  $76,543,988  $86,708,901   $86,708,901
                                                                          -----------  -----------  ------------
                                                                          -----------  -----------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               YEAR ENDED DECEMBER 31,
                                                                     --------------------------------------------
                                                                         1995           1996            1997
                                                                     -------------  -------------  --------------
Net sales..........................................................  $  60,906,547  $  95,262,245  $  104,793,705
Cost of sales......................................................     45,129,104     71,115,953      73,721,630
                                                                     -------------  -------------  --------------
    Gross profit...................................................     15,777,443     24,146,292      31,072,075
                                                                     -------------  -------------  --------------
Operating expenses:
  Selling and marketing expenses...................................      3,036,099      6,088,693       5,880,844
  General and administrative expenses..............................      4,504,786      9,009,800      10,979,654
  Impairment loss..................................................       --            1,268,271        --
                                                                     -------------  -------------  --------------
    Total operating expenses.......................................      7,540,885     16,366,764      16,860,498
                                                                     -------------  -------------  --------------
Income from operations.............................................      8,236,558      7,779,528      14,211,577
                                                                     -------------  -------------  --------------
Other expenses:
  Interest expense.................................................      1,827,117      4,937,315       4,483,820
  Loss (gain) on disposal of assets................................          9,752     (1,093,370)         62,436
                                                                     -------------  -------------  --------------
  Income before income taxes.......................................      6,399,689      3,935,583       9,665,321
  Income tax provision.............................................      2,689,688      2,139,286       3,897,989
                                                                     -------------  -------------  --------------
Net income.........................................................  $   3,710,001  $   1,796,297  $    5,767,332
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
Pro forma basic and diluted net income per share after giving
  effect to the Recapitalization (See Note 1)......................  $        0.41  $        0.20  $         0.63
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
Pro forma weighted average common shares outstanding after giving
  effect to the Recapitalization (See Note 1)......................      9,033,062      9,125,802       9,125,802
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                 COMMON STOCK
                               ------------------------------------------------
                                      CLASS A                  CLASS B                COMMON STOCK       ADDITIONAL
                               ----------------------  ------------------------  ----------------------   PAID-IN     RETAINED
                                SHARES      AMOUNT       SHARES       AMOUNT       SHARES      AMOUNT     CAPITAL     EARNINGS
                               ---------  -----------  -----------  -----------  -----------  ---------  ----------  ----------
Balance at December 31,
  1994.......................     13,560   $     136        9,794    $      98       --       $  --      $2,126,804  $6,508,966
Redemption of capital
  stock......................     --          --           --           --           --          --          --          --
Sale of common stock.........      1,000          10       --           --           --          --          --          --
Payment of stock
  subscription...............     --          --           --           --           --          --          --          --
Net income...................     --          --           --           --           --          --          --       3,710,001
                               ---------  -----------  -----------  -----------  -----------  ---------  ----------  ----------
Balance at December 31,
  1995.......................     14,560         146        9,794           98       --          --       2,126,804  10,218,967
Payment of stock
  subscription...............     --          --           --           --           --          --          --          --
Net income...................     --          --           --           --           --          --          --       1,796,297
                               ---------  -----------  -----------  -----------  -----------  ---------  ----------  ----------
Balance at December 31,
  1996.......................     14,560         146        9,794           98       --          --       2,126,804  12,015,264
Payment of stock
  subscription...............     --          --           --           --           --          --          --          --
Net income...................     --          --           --           --           --          --          --       5,767,332
                               ---------  -----------  -----------  -----------  -----------  ---------  ----------  ----------
Balance as of December 31,
  1997.......................     14,560         146        9,794           98       --          --       2,126,804  17,782,596
Pro forma recapitalization of
  capital stock (Note 1)
  (unaudited)................    (14,560)       (146)      (9,794)         (98)      91,258   9,125,802  (1,860,244)     --
                               ---------  -----------  -----------  -----------  -----------  ---------  ----------  ----------
Pro forma balance as of
  December 31, 1997
  (unaudited)................     --       $  --           --        $  --           91,258   $9,125,802 $  266,560  $17,782,596
                               ---------  -----------  -----------  -----------  -----------  ---------  ----------  ----------
                               ---------  -----------  -----------  -----------  -----------  ---------  ----------  ----------


                                  STOCK          TREASURY STOCK          TOTAL
                               SUBSCRIPTIONS -----------------------  STOCKHOLDERS'
                                RECEIVABLE     AMOUNT       SHARES       EQUITY
                               ------------  -----------  ----------  ------------
Balance at December 31,
  1994.......................   $ (516,544)       3,460   $ (671,230)  $7,448,230
Redemption of capital
  stock......................       --            2,000   (1,098,000)  (1,098,000)
Sale of common stock.........       --           --           --               10
Payment of stock
  subscription...............       94,200       --           --           94,200
Net income...................       --           --           --        3,710,001
                               ------------  -----------  ----------  ------------
Balance at December 31,
  1995.......................     (422,344)       5,460   (1,769,230)  10,154,441
Payment of stock
  subscription...............       90,100       --           --           90,100
Net income...................       --           --           --        1,796,297
                               ------------  -----------  ----------  ------------
Balance at December 31,
  1996.......................     (332,244)       5,460   (1,769,230)  12,040,838
Payment of stock
  subscription...............       61,700       --           --           61,700
Net income...................       --           --           --        5,767,332
                               ------------  -----------  ----------  ------------
Balance as of December 31,
  1997.......................     (270,544)      (5,460)  (1,769,230)  17,869,870
Pro forma recapitalization of
  capital stock (Note 1)
  (unaudited)................       --            5,460    1,769,230       --
                               ------------  -----------  ----------  ------------
Pro forma balance as of
  December 31, 1997
  (unaudited)................   $ (270,544)      --       $   --       $17,869,870
                               ------------  -----------  ----------  ------------
                               ------------  -----------  ----------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 YEAR ENDED DECEMBER 31,
                                                                        -----------------------------------------
                                                                           1995          1996           1997
                                                                        -----------  -------------  -------------
Operating activities:
  Net Income..........................................................  $ 3,710,001  $   1,796,297  $   5,767,332
  Adjustments to reconcile net income to net cash provided by operating activities, net of effect of purchase of New England
    Book Holding Corp. ("NEBC") in 1996
  Depreciation and amortization.......................................    3,118,574      6,628,111      7,017,749
  Amortization of goodwill............................................      --           1,850,864        837,756
  Amortization of deferred financing costs............................      --             150,000        180,000
  Provision for uncollectible accounts................................      --             687,431        532,618
  Deferred income taxes...............................................      335,660        374,538        328,105
  Loss on disposal of assets..........................................      --             174,901         62,435
  Increase (decrease) in cash resulting from changes in assets and liabilities:
  Accounts receivable.................................................   (3,918,687)     3,327,127     (3,037,397)
  Inventory...........................................................     (773,289)        98,584        340,921
  Prepaid expenses and other assets...................................       56,030        425,110        878,409
  Accounts payable....................................................    4,658,072        534,820      4,988,585
  Accrued expenses....................................................     (364,206)    (2,193,241)     2,246,669
  Income tax refund receivable........................................      --              61,332     (1,075,455)
                                                                        -----------  -------------  -------------
      Net cash provided by operating activities.......................    6,822,155     13,915,874     19,067,727
                                                                        -----------  -------------  -------------
Investing Activities:
  Proceeds from sale of equipment.....................................      --             411,300        101,875
  Capital expenditures................................................   (9,325,756)    (1,735,063)    (3,294,066)
  Increase in equipment deposits......................................      --            --           (6,056,372)
  Purchase of NEBC net of cash acquired...............................      --         (21,307,354)      --
                                                                        -----------  -------------  -------------
      Net cash used in investing activities...........................   (9,325,756)   (22,631,117)    (9,248,563)
                                                                        -----------  -------------  -------------
Financing Activities:
  Net borrowings from revolving line of credit........................    2,066,579      2,534,913      2,764,393
  Proceeds from long term borrowings..................................    6,384,748     22,000,000        473,760
  Principal payments on long term borrowings..........................   (1,588,903)   (11,065,841)    (8,472,215)
  Principal payments on capital lease obligations.....................   (3,483,811)    (4,516,156)    (3,760,090)
  Debt financing costs................................................      --            (540,000)      --
  Purchase of treasury stock..........................................   (1,098,000)      --             --
  Sale of common stock................................................      170,000       --             --
  Payment of stock subscription.......................................       94,200         90,100         61,700
      Net cash provided by (used in) financing activities.............    2,574,813      8,503,016     (8,932,452)
                                                                        -----------  -------------  -------------
      Net increase (decrease) in cash.................................       71,212       (212,227)       886,712
Cash and cash equivalents at beginning of year........................      299,269        370,481        158,254
                                                                        -----------  -------------  -------------
Cash and cash equivalents at end of year..............................  $   370,481  $     158,254  $   1,044,966
                                                                        -----------  -------------  -------------
                                                                        -----------  -------------  -------------
Supplemental cash flow disclosures:
  Cash paid for interest..............................................  $ 2,208,206  $   4,476,115  $   4,104,020
  Cash paid for income taxes, net of refunds received.................  $ 3,237,904  $   1,764,524  $   4,645,339
Non-cash investing and financing activities:
  Equipment acquired under capital leases.............................  $ 8,019,718  $   5,278,959  $    --
  Equipment acquired under notes payable..............................  $   495,000  $   4,037,634  $   5,781,290
  Equipment sold on account...........................................  $   --       $     916,089  $    --

  The accompanying notes are an integral part of these consolidated financial statements.

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

    BUSINESS

    Phoenix Color Corp. (the "Company") manufactures book jackets, paperback covers, pre-printed case covers, inserts and endpapers at its headquarters in Hagerstown, MD and other locations in Long Island City, NY and Taunton, MA. Customers consist of major publishing companies as well as smaller publishing companies throughout the United States.

    RECAPITALIZATION

    In April 1998, the Board of Directors authorized the filing of an Amended and Restated Certificate of Incorporation (the "Recapitalization") which will provide that: (i) each share of voting Class A and non-voting Class B Common Stock will be exchanged for 483 shares of a single class of voting common stock ("Common Stock"), (ii) all shares held in treasury will be retired and (iii) the Company's authorized capitalization will be increased to 30,000,000 shares consisting of 25,000,000 shares of Common Stock and 5,000,000 shares of a new class of preferred stock ("Preferred Stock"). Currently, the Recapitalization is pending shareholder approval. The pro forma unaudited balance sheet as of December 31, 1997, and the pro forma unaudited statement of changes in stockholders' equity for the year ended December 31, 1997, give effect to the Recapitalization.

2. SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less at date of acquisition to be cash equivalents.

    INVENTORY

    Inventory is stated at the lower of cost or market value as determined by the first-in, first-out ("FIFO") method.

    PROPERTY, EQUIPMENT AND DEPRECIATION

    Property and equipment are stated at cost. Depreciation for all fixed assets is provided on the straight-line method over the assets' estimated useful lives. Depreciable lives range from 3-40 years. Equipment under capital leases is depreciable over the term of the lease or the estimated useful life of the assets, whichever is shorter.

    Expenditures for maintenance and repairs are charged to operations when incurred. Expenditures determined to represent additions and betterments are capitalized. Gains and losses from disposals, if any, are included in earnings.

    The Company has purchased additional equipment which is either on order or in various stages of installation. Depreciation begins at the time installation is completed.

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company believes that the carrying amount of certain of its financial instruments, which include cash equivalents, accounts receivable, accounts payable, accrued expenses, and obligations under capital leases approximate fair value due to the relatively short maturity of these instruments. See Note 5 for information regarding the fair value of the Company's long-term debt and notes payable.

    CONCENTRATION OF RISK

    Financial instruments that subject the Company to significant concentration of credit risk consist primarily of accounts receivable and cash equivalents. The Company sells products to customers located throughout the United States without requiring collateral. However, the Company assesses the financial strength of its customers and provides allowances for anticipated losses when necessary. The Company has invested its excess cash in a money market fund with a commercial bank. The Company has not experienced any losses on its investments.

    At December 31, 1997, the Company had approximately $862,500 and $142,000 in two banks, which exceed FDIC insured limits by $762,500 and $42,000, respectively. For cash balances held greater than the FDIC insured amount, the Company assumes a certain degree of associated risk. The Company has not experienced any losses on its cash equivalents.

    Customers that accounted for more than 10% of net sales or accounts receivable are as follows:

                                                                                     CUSTOMERS
                                                                          -------------------------------
                                                                              A          B          C
                                                                             --         --         --
Net sales
    1997................................................................         17%        14%    --
    1996................................................................         18%        17%    --
    1995................................................................         20%        13%        12%
Accounts receivable
    1997................................................................     --             23%    --
    1996................................................................         18%        21%    --

    The Company currently purchases its paper and printing supplies from a limited number of suppliers. There are a number of other suppliers of these materials throughout the U.S. and management believes that these other suppliers could provide similar printing supplies and paper on comparable terms. A change in suppliers, however, could cause a delay in manufacturing, and a possible loss of sales, which could adversely affect operating results.

    Because the Company derives all of its revenues from customers in the book publishing and book printing industries, the Company's business, financial condition and results of operations could be adversely affected by changes which have a negative impact on these industries.

    INTANGIBLE ASSETS

    Goodwill represents the excess of cost of an acquired business over the fair value of identifiable net tangible assets acquired. As discussed in Note 7, the Company acquired New England Book Holding Corporation ("NEBC") in 1996. At that time, management established an eight year useful life for the

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) resulting goodwill. During 1997, management re-evaluated the performance of the acquired business and anticipated future results and concluded that a 20 year useful life was appropriate. Accordingly, commencing in 1997, the Company began amortizing the remaining goodwill over 19 years. The effect of this change in estimate was to increase 1997 net income and basic net income per share by $1,383,284 and $0.15, respectively.

    Deferred financing costs were incurred in connection with the Company's bank credit agreement with its financial institutions in 1996 (See Note 5) and are being amortized using the straight-line method, which approximates the interest method, over the life of the related loan.

    LONG-LIVED ASSETS

    The Company periodically evaluates the recoverability of the carrying value of property and equipment and intangible assets. The Company considers historical performance and anticipated future results in its evaluation of any potential impairment. Accordingly, when the indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and future and undiscounted cash flows expected to result from the use of these assets. Impairment losses are recognized when the sum of the expected future cash flows is less than the assets' carrying value.

    The Company is planning to sell certain of its real estate holdings in Connecticut with an original carrying value of $1,631,271. The Company has classified these assets as assets held for sale at their estimated net realizable value of $364,000, which is included in other assets on the balance sheets. Accordingly, the Company recognized an impairment loss of $1,268,271 in the statement of operations for the year ended December 31, 1996. As of December 31, 1997, these assets are still held for sale.

    SELF INSURANCE

    The Company is generally self insured for losses and liabilities related to primary health claims. Losses are accrued based on the Company's estimates of the aggregate liability for claims incurred based on Company experience for such claims. Management believes that they have provided an adequate reserve for claims incurred but not reported as of December 31, 1997 and 1996.

    REVENUE RECOGNITION

    The Company recognizes revenue on product sales upon shipment on behalf of the customer.

    INCOME TAXES

    Deferred income taxes are recognized for the tax consequences in the future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EARNINGS PER SHARE

    The Company presents earnings per share pursuant to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding after giving effect to all dilutive potential common shares that were outstanding during the period. The Company did not have any potential common shares during the periods presented. Net income as reported was not adjusted for the computation of basic or diluted earnings per share.

    Basic and diluted earnings per share have been presented on a pro forma basis to give effect to the Recapitalization described in Note 1. Historical earnings per share is not presented because, as a result of the Recapitalization, it is no longer meaningful.

    USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from these estimates.

    NEW ACCOUNTING STANDARDS

    The Financial Accounting Standards Board has issued two new standards that become effective for reporting periods beginning after December 15, 1997: SFAS No. 130, "Reporting Comprehensive Income", and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Company will begin making the disclosures required by SFAS Nos. 130 and 131 in 1998.

    RECLASSIFICATIONS

    Certain prior year balances have been reclassified to conform to the 1997 financial statement presentation.

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

3. INVENTORY

    Inventories consist of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1996          1997
                                                                    ------------  ------------
Raw materials.....................................................  $  4,266,933  $  3,591,421
Work in process...................................................       462,264       796,855
                                                                    ------------  ------------
                                                                    $  4,729,197  $  4,388,276
                                                                    ------------  ------------
                                                                    ------------  ------------

4. PROPERTY AND EQUIPMENT

    Property, plant and equipment, at cost, consist of the following:

                                                                         DECEMBER 31,
                                                                 ----------------------------
                                                                     1996           1997
                                                                 -------------  -------------
Land...........................................................  $     803,416  $     803,416
Buildings and improvements.....................................     12,339,943     11,851,659
Machinery and equipment........................................     47,062,551     52,280,002
Transportation equipment.......................................      1,056,210      2,651,691
                                                                 -------------  -------------
                                                                    61,262,120     67,586,768
Less: Accumulated depreciation and amortization................     25,826,035     31,114,219
                                                                 -------------  -------------
                                                                 $  35,436,085  $  36,472,549
                                                                 -------------  -------------
                                                                 -------------  -------------

    Included in other assets are equipment deposits in the amount of $396,994 and $7,310,199 as of December 31, 1996 and 1997, respectively.

    The Company leases certain printing presses under capital lease arrangements. Included in machinery and equipment on the balance sheet are the following amounts under capital lease arrangements:

                                                                         DECEMBER 31,
                                                                 ----------------------------
                                                                     1996           1997
                                                                 -------------  -------------
Machinery and equipment........................................  $  20,534,598  $  17,741,894
Less: Accumulated depreciation and amortization................      6,739,274      7,092,705
                                                                 -------------  -------------
                                                                 $  13,795,324  $  10,649,189
                                                                 -------------  -------------
                                                                 -------------  -------------

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

5. NOTES PAYABLE

    Notes payable consist of the following:

                                                                                             DECEMBER 31,
                                                                         MATURITY    ----------------------------
NOTES                                                                      DATE          1996           1997
----------------------------------------------------------------------  -----------  -------------  -------------
Equipment Notes.......................................................    1998-2004  $   5,180,162  $   8,473,999
Term Loan A...........................................................         2000     13,200,000      8,505,000
Term Loan B...........................................................         2001      5,450,000      4,850,000
Former shareholder notes (see Note 9).................................         2000        684,000        468,000
Shareholder notes (see Note 9)........................................       Demand        452,765        452,765
                                                                                     -------------  -------------
  Total...............................................................                  24,966,927     22,749,764
  Less current portion................................................                   7,194,651      7,250,834
                                                                                     -------------  -------------
  Long-term portion...................................................               $  17,772,276  $  15,498,930
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    In February 1996 the Company entered into a joint $40.0 million Loan and Security Agreement (the "Loan Agreement") with two commercial banks. The Loan Agreement consists of an $18.0 million revolving line of credit, a four year term loan ("A") for $16.0 million, and a five year term loan ("B") for $6.0 million.

    The revolving line of credit is payable on demand and expires in February 1999. Borrowings under the revolving line of credit are subject to borrowing-base limitations, as defined in the Loan Agreement, and reduced by outstanding letters of credit. As of December 31, 1997, the Company had outstanding letters of credit of $418,500. The Company's unused availability under the revolving line of credit was $6,438,648 and $3,255,755 as of December 31, 1996 and December 31, 1997, respectively. Pursuant to the Loan Agreement the Company must pay an annual commitment fee on the unused portion of the revolving line of credit at the rate of 0.5% per annum.

    Borrowings under the term loans and revolving line of credit bear interest at a base rate, as defined in the Loan Agreement, or the LIBOR rate plus a margin. The applicable margin is based upon the Company's achievement of certain financial ratios. The interest rate was 8.8% and 8.5% on the revolving line of credit and 9.8% and 9.0% on the term loans as of December 31, 1996 and December 31, 1997, respectively. Borrowings under the term loan and the revolving line of credit are collateralized by all of the assets of the Company. The Company's principal stockholders have also pledged the shares of common stock directly owned by them as security for such borrowings, and six shareholders of the Company have entered into individual surety agreements guaranteeing repayment of such borrowings.

    The Company also has borrowings with various financial institutions that financed the purchase of certain equipment. Borrowings bear interest at rates ranging from 7.4% to 11.6%. These borrowings are collateralized by the underlying equipment.

    Annual maturities of the long-term debt during the next five years are as follows: 1998, $7,250,834; 1999, $6,573,755; 2000, $3,007,567; 2001, $4,729,661;
and 2002, $782,729.

    The fair value of the Company's long term debt at December 31, 1997, based on discounted cash flows based on currently available borrowing rates, was $22,847,003 compared to its carrying value of $22,749,764.

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

5. NOTES PAYABLE (CONTINUED)
    The Company's borrowing agreements require the Company to maintain certain financial and non financial covenants, the most restrictive of which requires the Company to maintain certain defined levels of tangible net worth and certain financial ratios defined in the Loan Agreement. Such financial covenants have been amended from time to time by agreement among the Company and the lending banks, and any event of non-compliance by the Company has been waived by such banks. The Company was not in compliance with these covenants for any of its compliance periods during 1996 or 1997. The Company has obtained waivers for all events of noncompliance with respect to these covenants.

6. INCOME TAXES

    Provision for income taxes is summarized as follows:

                                                             FOR THE YEAR DECEMBER 31,
                                                      ----------------------------------------
                                                          1995          1996          1997
                                                      ------------  ------------  ------------
Current:
  Federal...........................................  $  1,705,138  $  1,445,825  $  2,924,739
  State.............................................       648,890       318,923       645,145
                                                      ------------  ------------  ------------
                                                         2,354,028     1,764,748     3,569,884
                                                      ------------  ------------  ------------
Deferred:
  Federal...........................................       243,135       306,044       268,103
  State.............................................        92,525        68,494        60,002
                                                      ------------  ------------  ------------
                                                           335,660       374,538       328,105
                                                      ------------  ------------  ------------
                                                      $  2,689,688  $  2,139,286  $  3,897,989
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    The source and tax effects of the temporary differences giving rise to the Company's net deferred tax liability are as follows:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1996           1997
                                                                  -------------  -------------
Covenant not to compete.........................................  $      19,196  $      40,134
Allowance for doubtful accounts.................................         47,557         54,837
Fixed assets....................................................     (1,100,838)    (1,282,181)
Loss on disposal of assets......................................        153,083       --
Accrued liabilities.............................................        513,998        469,495
Inventory.......................................................       (123,332)      (100,726)
                                                                  -------------  -------------
Net deferred tax liability......................................  $    (490,336) $    (818,441)
                                                                  -------------  -------------
                                                                  -------------  -------------

    The provision for income taxes differed from the amount of income tax determined by applying the applicable U.S. statutory rate to income before taxes as a result of the following:

                                                                                FOR THE YEAR ENDED
                                                                                   DECEMBER 31,
                                                                          -------------------------------
                                                                            1995       1996       1997
                                                                          ---------  ---------  ---------
Statutory U.S. tax rate.................................................       34.0%      34.0%      34.0%
State taxes net of Federal benefit......................................        4.7        4.7        4.7
Goodwill amortization...................................................     --           16.0        3.4
Other permanent differences.............................................        3.3       (0.3)      (1.8)
                                                                                ---        ---        ---
Effective tax rate......................................................       42.0%      54.4%      40.3%
                                                                                ---        ---        ---
                                                                                ---        ---        ---

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

7. ACQUISITIONS

    On February 1, 1996, the Company acquired all of the outstanding stock of New England Book Holding Corporation ("NEBC") for $21.5 million, including acquisition costs, in a transaction accounted for as a purchase. NEBC was immediately merged into the Company on the date of acquisition. NEBC was a competitor of the Company and was principally engaged in the manufacturing of book components for the publishing industry. The purchase price, which was financed with borrowings under the Company's Loan Agreement (See Note 5), has been allocated to the assets and liabilities of NEBC based upon their respective fair values. Resulting goodwill totaled $17.8 million.

    The following unaudited pro forma information sets forth the consolidated results of operations of the Company had the above mentioned acquisition occurred on January 1, 1995. This unaudited pro forma information does not purport to be indicative of the actual results that would have occurred if the combination had been in effect on January 1, 1995. In addition, this information does not purport to be indicative of future results of operations of the consolidated entities.

                                                                    1995            1996
                                                               --------------  --------------
Net sales....................................................  $  103,145,890  $   98,267,032
Net income...................................................  $    1,565,828  $    1,908,696
Basic and diluted earnings per share.........................  $         0.17  $         0.21

8. COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES

    The Company leases certain office and warehouse facilities under operating leases in Long Island City, NY; Grand Rapids, MI; Taunton, MA; Pleasanton, CA; and Hingham, MA. Lease terms generally range from 1 to 10 years with options to renew at varying terms. The leases generally provide for the lessee to pay taxes, maintenance, insurance and other operating costs of the leased property. Rent expense under all leases is recognized ratably over the lease terms. Rent expense under all operating leases was approximately $566,045, $1,617,445 and $1,434,708 for the years ending December 31, 1995, 1996, and 1997, respectively.

    Future minimum lease payments under the operating leases as of December 31, 1997 are as follows:

1998...........................................................  $1,765,892
1999...........................................................   1,696,918
2000...........................................................   1,592,656
2001...........................................................   1,279,870
2002...........................................................   1,279,870
Thereafter.....................................................   9,680,320
                                                                 ----------
                                                                 $17,295,526
                                                                 ----------
                                                                 ----------

    In 1997, the Company entered into an agreement to lease a build-to-suit facility in Taunton, Massachusetts. In connection with this agreement, the Company advanced the developer $175,000 in the form of a note which is included in other assets on the balance sheet at December 31, 1997. The note bears

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

8. COMMITMENTS AND CONTINGENCIES (CONTINUED) interest at 14% and is payable in full on May 13, 2007. The Company will receive monthly installments of interest at 10%, while the remaining 4% will be accrued and payable upon repayment of the debt.

    CAPITAL LEASES

    Future minimum lease payments under capital leases as of December 31, 1997 are as follows

1998...........................................................  $4,461,784
1999...........................................................   3,787,528
2000...........................................................   2,196,832
2001...........................................................     413,621
                                                                 ----------
Total minimum payments.........................................  10,859,765
Less: portion representing interest at 8.1% to 13.6%...........   1,208,806
                                                                 ----------
Present value of capital lease obligations.....................  $9,650,959
                                                                 ----------
                                                                 ----------

    LEGAL CONTINGENCIES

    The Company is a party to legal actions arising in the ordinary course of business. Management believes that any unfavorable outcome arising from these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

9. RELATED PARTY TRANSACTIONS

    In February 1995 the Company redeemed 2,000 shares from two former stockholders in accordance with a stockholders' agreement which has been subsequently terminated effective January 1, 1998. The total purchase price of $1,098,000 is being paid in monthly installments of $18,000 plus interest at 1.0% below the prime rate (8.0% and 8.3% at December 31, 1997 and 1996, respectively). The balance due to these stockholders was $468,000 and $684,000 as of December 31, 1997 and 1996, respectively, and is included in notes payable on the balance sheet.

    The Company utilizes the services of a law firm in which a director of the Company is also a partner. The Company paid the law firm approximately $127,000, $250,000 and $100,000 for the years ended December 31, 1997, 1996 and 1995.

    In 1988, the Company issued $452,765 of demand notes payable to six stockholders of the Company. These notes bear interest at the prime rate plus 1% (8.0% and 8.3% at December 31, 1997 and 1996, respectively). Five of the stockholders have agreed to subordinate their claims to these notes to all other obligations of the Company. The Company has classified all the notes payable to the aforementioned stockholders as current liabilities.

10. RETIREMENT PROGRAMS

    Phoenix Color Corp.'s Employee Stock Bonus and Ownership Plan (the "Plan") is the primary retirement program of the Company. Contributions to the Plan are made at the discretion of management. There was a $750,000 contribution made in each of the years ended December 31, 1995 and 1997; however, no contribution was made for the year ended December 31, 1996.

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

10. RETIREMENT PROGRAMS (CONTINUED)
    The Company offers a 401(k) Employee Savings and Investment Plan to all employees of the Company who have completed at least one year of service (1,000 hours) during the plan year. The Company may, at its discretion, make contributions to the plan. No contributions were made to the plan during the three year period ended December 31, 1997.

11. UNAUDITED QUARTERLY FINANCIAL DATA

                        QUARTERLY FINANCIAL INFORMATION

1997:                                  FIRST       SECOND      THIRD       FOURTH       TOTAL
                                     ----------  ----------  ----------  ----------  -----------
Net sales..........................  $23,714,635 $23,746,341 $28,649,934 $28,682,795 $104,793,705
Cost of sales......................  16,685,085  16,811,694  19,549,477  20,675,374   73,721,630
Income from operations.............   2,899,200   2,883,878   5,095,676   3,332,823   14,211,577
Net income.........................     917,541     986,022   2,154,789   1,708,981    5,767,332
Pro forma basic and diluted
  earnings per share after giving
  effect to the Recapitalization
  (See Note 1).....................        0.10        0.11        0.24        0.19         0.63
Pro forma weighted average common
  shares outstanding after giving
  effect to the Recapitalization
  (See Note 1).....................   9,125,802   9,125,802   9,125,802   9,125,802    9,125,802
1996:
Net sales..........................  $19,537,339 $25,461,229 $27,585,325 $22,678,352 $95,262,245
Cost of sales......................  14,671,679  18,540,637  20,702,050  17,201,587   71,115,953
Income from operations.............   1,775,150   3,082,882   3,114,056    (192,560)   7,779,528
Net income (loss)..................     (75,838)    943,968   1,415,989    (487,822)   1,796,297
Pro forma basic and diluted
  earnings per share after giving
  effect to the Recapitalization
  (See Note 1).....................       (0.01)       0.10        0.16       (0.05)        0.20
Pro forma weighted average common
  shares outstanding after giving
  effect to the Recapitalization
  (See Note 1).....................   9,125,802   9,125,802   9,125,802   9,125,802    9,125,802

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of New England Book Holding Corporation.

    We have audited the accompanying consolidated balance sheet of New England Book Holding Corporation (a Delaware corporation) and subsidiary as of December 31, 1995, and the related consolidated statement of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 9, on February 1, 1996, all of the outstanding common stock of the Company was purchased by Phoenix Color Corp.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of New England Book Holding Corporation and subsidiary as of December 31, 1995, and the results of their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Boston, Massachusetts
January 22, 1996 (except with respect to the matter discussed in Note 9, as to which the date is February 1, 1996)

                      NEW ENGLAND BOOK HOLDING CORPORATION
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                                                                     DECEMBER 31,
                                                                                                         1995
                                                                                                     -------------
                                                      ASSETS

Current assets:
  Cash and cash equivalents........................................................................  $     704,971
  Accounts receivable, less reserves of approximately $123,000.....................................      7,845,625
  Inventories......................................................................................      1,789,549
  Prepaid income taxes.............................................................................        263,853
  Deferred income taxes............................................................................        356,636
  Prepaid insurance................................................................................          8,786
                                                                                                     -------------
    Total current assets...........................................................................     10,969,420
                                                                                                     -------------
Property, plant and equipment, at cost:
  Machinery and equipment..........................................................................      7,508,840
  Furniture, fixtures and office equipment.........................................................      2,331,148
  Leasehold improvements...........................................................................        878,898
  Motor vehicles...................................................................................        285,150
                                                                                                     -------------
                                                                                                        11,004,036
  Less--accumulated depreciation and amortization..................................................      8,603,250
                                                                                                     -------------
                                                                                                         2,400,786
                                                                                                     -------------
Deferred financing costs and other, net............................................................        110,543
                                                                                                     -------------
                                                                                                     $  13,480,749
                                                                                                     -------------
                                                                                                     -------------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt.............................................................  $   1,356,084
  Accounts payable and other accrued expenses......................................................      2,592,055
  Accrued payroll and payroll taxes................................................................        704,917
  Accrued profit sharing...........................................................................       --
  Income taxes payable.............................................................................       --
                                                                                                     -------------
    Total current liabilities......................................................................      4,653,056
                                                                                                     -------------
Long-term debt, less current maturities............................................................      5,150,713
                                                                                                     -------------
Commitments and contingencies (Note 6)

Stockholders' equity:
  Common stock, $.01 par value, authorized 1,500,000 shares issued and outstanding 1,000,000
    shares.........................................................................................         10,000
  Additional paid in capital.......................................................................      2,144,000
  Retained earnings, net of stockholder distributions..............................................      1,522,980
                                                                                                     -------------
    Total stockholders' equity.....................................................................      3,676,980
                                                                                                     -------------
                                                                                                     $  13,480,749
                                                                                                     -------------
                                                                                                     -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      NEW ENGLAND BOOK HOLDING CORPORATION
                                 AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME

                                                                                                      YEAR ENDED
                                                                                                     DECEMBER 31,
                                                                                                         1995
                                                                                                     -------------
Sales..............................................................................................  $  42,239,343

Cost of goods sold.................................................................................     33,228,186
                                                                                                     -------------

  Gross profit.....................................................................................      9,011,157

Operating costs and expenses.......................................................................      6,319,452
                                                                                                     -------------

  Income from operations...........................................................................      2,691,705

Interest expense, net..............................................................................        634,048
                                                                                                     -------------

  Income before restructuring expenses and provision for income taxes..............................      2,057,657

Restructuring expenses (Note 2)....................................................................        378,522
                                                                                                     -------------

  Income before provision for income taxes.........................................................      1,679,135

Provision for income taxes.........................................................................        694,000
                                                                                                     -------------

  Net income.......................................................................................  $     985,135
                                                                                                     -------------
                                                                                                     -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      NEW ENGLAND BOOK HOLDING CORPORATION
                                 AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                               COMMON                  DISTRIBUTIONS
                                                STOCK     ADDITIONAL      TO NEBC                       TOTAL
                                              $.01 PAR     PAID-IN     STOCKHOLDERS     RETAINED     STOCKHOLDERS'
                                                VALUE      CAPITAL          NET         EARNINGS        EQUITY
                                              ---------  ------------  -------------  -------------  ------------
Balance at December 31, 1994................  $  10,000  $  1,994,000  $  (8,881,592) $   9,419,437   $2,541,845
Net income..................................     --           --            --              985,135      985,135
Stockholder contributions...................     --           150,000       --             --            150,000
                                              ---------  ------------  -------------  -------------  ------------
Balance as of December 31, 1995.............  $  10,000  $  2,144,000  $  (8,881,592) $  10,404,572   $3,676,980
                                              ---------  ------------  -------------  -------------  ------------
                                              ---------  ------------  -------------  -------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      NEW ENGLAND BOOK HOLDING CORPORATION
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                      YEAR ENDED
                                                                                                     DECEMBER 31,
                                                                                                         1995
                                                                                                     -------------
Cash flows from operating activities:
  Net Income.......................................................................................  $     985,135
  Adjustments to reconcile net income to net cash used in operating activities:
    Depreciation and amortization..................................................................        797,418
    Deferred income taxes..........................................................................         88,000
    Changes in assets and liabilities:
      Accounts receivable..........................................................................       (901,927)
      Inventories..................................................................................        801,693
      Other assets.................................................................................         72,121
      Prepaid income taxes.........................................................................       (263,853)
      Accounts payable and other accrued expenses..................................................       (901,922)
      Accrued payroll and payroll taxes............................................................       (251,644)
      Accrued profit sharing.......................................................................       (513,000)
      Income taxes payable.........................................................................       (405,942)
                                                                                                     -------------
        Net cash used in operating activities......................................................       (493,921)

Cash flows from Investing activities:
  Purchases of property and equipment, net.........................................................     (1,031,613)
                                                                                                     -------------

        Net cash used in investing activities......................................................     (1,031,613)
                                                                                                     -------------

Cash flows from financing activities:
  Repayment of term loan...........................................................................     (1,250,000)
  Net proceeds from revolving line of credit.......................................................      2,110,000
  Principal payment of capital lease obligations...................................................        (94,103)
  Stockholder contributions........................................................................        150,000
                                                                                                     -------------

        Net cash provided by financing activities..................................................        915,897
                                                                                                     -------------

Net decrease in cash and cash equivalents..........................................................       (609,637)

Cash and cash equivalents, beginning of year.......................................................      1,314,608
                                                                                                     -------------

Cash and cash equivalents, end of year.............................................................  $     704,971
                                                                                                     -------------
                                                                                                     -------------
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest.......................................................................................  $     626,915
                                                                                                     -------------
                                                                                                     -------------
    Income taxes...................................................................................  $   1,239,624
                                                                                                     -------------
                                                                                                     -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      NEW ENGLAND BOOK HOLDING CORPORATION
                                 AND SUBSIDARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

    The accompanying consolidated financial statements include the accounts of New England Book Holding Corporation (the Company) and its wholly owned subsidiary, New England Book Components, Inc. (NEBC), a Massachusetts corporation.

    The Company was formed and is owned by the three former stockholders of NEBC, who contributed shares of NEBC stock valued at historical book value, and an outside investor, who contributed $1,500,000 in cash. Effective September 1, 1987, pursuant to an agreement and plan of merger (the Merger), NEBC became a wholly owned subsidiary of the Company. The Merger provided that all issued and outstanding shares of NEBC stock, excluding shares held by the Company, be converted into the right to receive approximately $14,414,000. Since the former stockholders of NEBC have a controlling interest in the Company, the transaction was accounted for as a redemption, and the amount paid in excess of the net assets of NEBC, on an historical basis, was recorded as a distribution of stockholders' equity.

    Through NEBC, the Company is principally engaged in the manufacturing of book components, primarily book jackets and covers, for the publishing industry.

2. SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    The Company recognizes revenue on product sales upon shipment to the customer. All other income is recognized as earned.

INVENTORIES

    Inventories consist of raw materials and work-in-process, including labor and overhead, and are stated at the lower of cost, as calculated under the last-in, first-out (LIFO) method, or market. As of December 31, 1995, inventories stated on a first-in, first-out (FIFO) basis would have been higher by approximately $245,000.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization are computed primarily using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes. The depreciable lives used are as follows:

                                                                                   ESTIMATED
ASSET CLASSIFICATION                                                              USEFUL LIFE
--------------------------------------------------------------------------------  ------------
Machinery and equipment                                                           5-10 Years
Furniture, fixtures and office equipment                                          5-10 Years
Leasehold improvements                                                            5-10 Years
Motor vehicles                                                                    3 Years

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with maturities of three months or less at the time of acquisition to be cash equivalents. No repurchase agreements existed at December 31, 1995.

                      NEW ENGLAND BOOK HOLDING CORPORATION
                                 AND SUBSIDARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED FINANCING COSTS

    In December 1995, the Company capitalized approximately $37,000 of costs incurred related to obtaining the revolving line of credit and term loan (see
Note 3).

CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    Statement of Financial Accounting Standards (SFAS) No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATION OF CREDIT RISK, requires disclosure of any significant off-balance-sheet and credit risk concentrations. Financial instruments that subject the Company to credit risk consist primarily of trade accounts receivable. Two customers had amounts due to the Company aggregating approximately $2,798,000, as of December 31, 1995. These customers accounted for an aggregate of approximately 33% of product sales for 1995.

RESTRUCTURING EXPENSES

    In conjunction with and as a result of the pending sale of the Company, as described in Note 9, certain expenses have been incurred which are not typical for the operations of the Company. These expenses are classified as restructuring expenses in the accompanying consolidated statements of income.

3. LONG-TERM DEBT

    At December 31, 1995, long-term debt consisted of the following:

                                                                                      1995
                                                                                  ------------
Revolving line of credit with a bank, expiring December 31, 1998 with interest payable monthly at the bank's base rate plus 1% (9.5% at December 31,
  1995).........................................................................  $  2,110,000
Term note to a bank, principal payments due through December 31, 1998, interest payable quarterly at the bank's base rate plus 1.25% (9.75% at December 31,
  1995).........................................................................     4,000,000
Capital lease obligations for office equipment, requiring monthly payments of
  $12,345 through March 1999....................................................       396,797
                                                                                  ------------
                                                                                     6,506,797
Less--current maturities........................................................     1,356,084
                                                                                  ------------
                                                                                  $  5,150,713
                                                                                  ------------
                                                                                  ------------

    Long-term debt is scheduled to mature as follows:

Year ending December 31,
  1996..........................................................  $1,356,084
  1997..........................................................  1,119,591
  1998..........................................................  3,994,817
  1999..........................................................     36,305
                                                                  ---------
                                                                  $6,506,797
                                                                  ---------
                                                                  ---------

                      NEW ENGLAND BOOK HOLDING CORPORATION
                                 AND SUBSIDARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. LONG-TERM DEBT (CONTINUED)
    During 1993, the Company entered into a credit agreement with a bank which provides for a revolving line of credit and a $6,000,000 term note. Under the revolving line of credit, the Company may borrow up to the lesser of $7,000,000 or a certain percentage of accounts receivable and inventory, as defined (approximately $6,600,000 at December 31 , 1995).

    Under the term note, the Company is required to make quarterly payments at the end of each calendar quarter, or the first business day thereafter, of $250,000 for the first four years and $500,000 for the final year. The Company is also required to make additional principal payments on the term note based on, among other things, excess cash flow, as defined. The Company made one additional principal payment in 1995 which will reduce the 1998 principal payments. Interest under the note accrues at the bank's base rate plus 1.25%, although the Company has the option to fix the rate for intervals of up to six months at the London Interbank Offered Rate (LIBOR), subject to a floor of 3.5% and a ceiling of 7.5%, plus 3.25%. Interest under the revolving line of credit accrues at the bank's base rate plus 1%, although the Company has a similar option to fix the rate at the LIBOR, within the same range above, plus 3%. The term note and line-of-credit facility are secured by substantially all assets of the Company.

    Under the credit agreement, the Company has agreed, among other things, to maintain certain financial covenants and ratios, as defined. As of December 31, 1995, the Company violated certain of these covenants and has obtained a temporary waiver of these covenants from the holder of this debt.

4. INCOME TAXES

    The Company provides for income taxes under the liability method in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, the Company recognizes a current tax liability or asset for current taxes payable or refundable and a deferred tax liability or asset for the estimated future tax effects of temporary differences and carryforwards to the extent they are realizable.

    The income tax provision at December 31, 1995 is comprised of the following:

                                                                                       1995
                                                                                    ----------
Current:
  Federal.........................................................................  $  463,000
  State...........................................................................     143,000
                                                                                    ----------
                                                                                       606,000
                                                                                    ----------
  Deferred (prepaid):
  Federal.........................................................................      67,000
  State...........................................................................      21,000
                                                                                    ----------
                                                                                        88,000
                                                                                    ----------
                                                                                    $  694,000
                                                                                    ----------
                                                                                    ----------

    The difference between the Company's effective tax rate and its statutory tax rate is principally a result of the effect of state income taxes.

                      NEW ENGLAND BOOK HOLDING CORPORATION
                                 AND SUBSIDARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. INCOME TAXES (CONTINUED)
    Pursuant to the provisions of SFAS No. 109, the Company has recorded a net deferred tax asset of approximately $357,000 and no valuation reserve in the accompanying consolidated balance sheets as of December 31, 1995.

    Deferred income taxes result from timing differences of expenses for tax and financial reporting purposes. The differences relate primarily to reserves and accruals not currently deductible for tax purposes.

5. PROFIT SHARING 401(K) PLAN

    Through November 30, 1995, the Company maintained a profit sharing 401(k) plan for all employees who had completed at least six months of service. As of November 30, 1995, the plan was terminated, and all funds were placed in a trust as of December 27, 1995 pending final distribution, anticipated in the first quarter of 1996, to the plan's participants. Contributions to the plan were at the discretion of the Company's Board of Directors. The Company made no contributions to the plan for the year ended December 31, 1995.

6. COMMITMENTS AND CONTINGENCIES

OPERATING LEASE AGREEMENTS

    The Company leases manufacturing and office facilities from New England Book Real Estate Trust (the Trust), a partnership that is wholly owned by three stockholders of the Company. The lease agreement is for a period of 10 years, expiring in August 1997. The agreement requires the payment of a minimum annual rental of $420,000 in the initial year plus an escalation amount based on the change in the consumer price index. The Company also leases a warehouse and office facility, and certain machinery and equipment under operating leases from unrelated parties.

    The minimum rental commitments as of December 31, 1995 under noncancelable operating leases are as follows:

YEAR                                                                                 AMOUNT
--------------------------------------------------------------------------------  ------------
1996............................................................................  $  1,376,000
1997............................................................................     1,223,000
1998............................................................................       593,000
1999............................................................................       443,000
2000............................................................................       295,000
                                                                                  ------------
                                                                                  $  3,930,000
                                                                                  ------------
                                                                                  ------------

    Total rent expense under these noncancelable operating leases for the years ended December 31, 1995 was approximately $1,781,000 of which approximately $553,000 was paid to the Trust.

                      NEW ENGLAND BOOK HOLDING CORPORATION
                                 AND SUBSIDARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES (CONTINUED)
SELF-INSURANCE

    The Company maintains a self-insured program of health coverage for its employees. The program is administered by an outside party that processes payments and submits monthly statements to the Company. Through an excess liability insurance policy, the Company is covered for aggregate payments in excess of approximately $129,000 per month. Related insurance expense included in the accompanying consolidated statements of income is approximately $898,000 for the year ended December 31, 1995.

POSTRETIREMENT BENEFITS

    The Company has no obligations for postretirement benefits.

PURCHASE COMMITMENTS

    On March 24, 1995, the Company entered into an agreement to purchase certain printing equipment amounting to approximately $3,900,000. The delivery date was originally scheduled for September 1995. Due to the pending sale of the Company (see Note 9), the Company had requested that the manufacturer of the printing equipment cancel the agreement. The manufacturer, therefore, has not delivered the equipment but has requested that the Company honor the agreement. The Company is currently in negotiations with the manufacturer to resolve the dispute. The manufacturer has requested a lump-sum payment from the Company to release the Company from its obligation to purchase and take possession of the equipment; however, no agreement has been reached. The Company has written off approximately $228,000 of deposits on the equipment and related financing costs, included in restructuring expenses in the accompanying consolidated statements of income, as of December 31, 1995. The amount of additional liability, if any, cannot presently be estimated.

7. STOCK OPTIONS

    The Company maintains a nonqualified stock option plan (the 1987 Plan) under which 30,000 shares of the Company's common stock has been reserved for issuance to key employees. At December 31, 1995, the Company had no outstanding stock options under the 1987 Plan.

    During 1991, the Company entered into a stock option agreement with an employee of the Company granting the employee the option to purchase 30,000 shares of the Company's common stock at an exercise price of $15 per share, expiring on September 15, 2001. The options vested at the rate of 3,000 shares per year on each anniversary date, commencing on January 15, 1992. in the event the Company is sold, as defined in the agreement, all 30,000 shares vest approximately 30 days prior to consummation of the sale. Effective November 1, 1995, the employee became fully vested as a result of the pending sale of the Company as described in Note 9. The employee has not exercised any of the options as of December 31, 1995.

8. INCENTIVE COMPENSATION PLAN

    During 1992, the Company instituted a management incentive compensation plan for top management. The plan is administered by the principals committee and provides for annual bonuses based on predefined levels of operating results. During 1995, the Company provided for no bonuses related to this plan.

                      NEW ENGLAND BOOK HOLDING CORPORATION
                                 AND SUBSIDARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. ACQUISITION OF COMPANY

    On December 27, 1995, the stockholders of the Company entered into a stock purchase agreement with Phoenix Color Corp. (Phoenix) to sell all of their common stock to Phoenix. The final closing occurred on February 1, 1996, on which date all of the outstanding common stock of the Company was sold to Phoenix.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    -----
Prospectus Summary.............................................           3
Risk Factors...................................................           6
Use of Proceeds................................................          10
Capitalization.................................................          11
Dividend Policy................................................          12
Dilution.......................................................          12
Selected Financial Data........................................          13
Management's Discussion and Analysis of Financial Condition and
  Results of Operations........................................          15
Business.......................................................          19
Management.....................................................          26
Principal Stockholders.........................................          30
Certain Transactions...........................................          31
Description of Capital Stock...................................          31
Shares Eligible for Future Sale................................          36
Underwriting...................................................          37
Legal Matters..................................................          38
Experts........................................................          38
Additional Information.........................................          38
Index to Financial Statements..................................         F-1

                            ------------------------

    UNTIL         , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                4,000,000 SHARES

                              PHOENIX COLOR CORP.

                                  COMMON STOCK

                              --------------------

                              P R O S P E C T U S
                            ------------------------

                                CIBC OPPENHEIMER
                            PAINEWEBBER INCORPORATED
                                       , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

\

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses in connection with the
Offering:

SEC Registration Fee............................................  $13,570.00
NASD Filing Fee.................................................   5,560.00
Accounting Fees and Expenses....................................      *
Legal Fees and Expenses, including Blue Sky.....................      *
Printing and Engraving Expenses.................................      *
Transfer Agent and Registrar Fees...............................      *
Miscellaneous Fees and Expenses.................................      *
                                                                  ---------
    Total Expenses..............................................  $   *

------------------------

*   To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Section 102(b) (7) of the Delaware General Corporation Law (the "DGCL), the Company's Amended and Restated Certificate of Incorporation and the Company's Amended and Restated By-Laws eliminate in certain circumstances the liability of directors of the Company for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director: (i) for breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL; or (iv) for transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such a person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsections (s) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person acting in any of the capacities set forth in the second preceding paragraph against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

    The Company's Bylaws require the Company, under certain circumstances, to indemnify any person who is or was a director or officer against expense (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws of the Company also provide that expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitle to be indemnified by the Company as authorized in the Bylaws.

    In addition, the Company will apply for directors' and officers' liability insurance which, if issued, insures against liabilities that directors and officers of the Company may incur in such capacities. The risks covered by such policies do not exclude liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    No securities have been issued or sold by Registrant within the past three years.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES

(a)        Exhibits
           -------------------------------------------------------------------------------------
     1.01  Form of Underwriting Agreement
     3.01  Certificate of Incorporation
     3.02  Amended and Restated Certificate of Incorporation*
     3.03  Plan and Agreement of Merger of Phoenix Color Corp. (New York) into Phoenix Merger
           Corp. (Delaware)
     3.04  By-Laws of the Registrant
     3.05  Amended and Restated By-Laws*
     4.01  Form of Certificate for shares of Common Stock*
     5.01  Opinion of Rosner Bressler Goodman & Unterman, LLP ( including the consent of such firm) regarding the legality of the securities being offered*
    10.01  Stock Purchase Agreement dated as of December 27, 1995 among Phoenix Color Corp. and various stockholders of New England Book Holding Corporation
    10.02  Escrow Agreement dated February 1, 1996 among Phoenix Color Corp. and various stockholders of New England Book Holding Corporation
    10.03  Form of Employment Agreement dated       , 1998 between the Company and Louis La
           Sorsa

    10.04  Form of Employment Agreement dated       , 1998 between the Company and Edward
           Lieberman
    10.05  Form of Employment Agreement dated       , 1998 between the Company and Dion von der
           Lieth
    10.06  Form of Employment Agreement dated       , 1998 between the Company and John Carbone
    10.07  Loan and Security Agreement with CoreStates Bank, N.A. and Fleet Bank dated as of
           February 1, 1996
    10.08  Form of Stock Pledge Agreement with CoreStates Bank, N.A. and Fleet Bank dated as of
           February 1, 1996
    10.09  Form of Surety Agreement dated as of February 1, 1996 with Corestates Bank, N.A. and
           Fleet Bank
    21.01  Subsidiaries of Registrant
    23.01  Consent of Rosner Bresler Goodman & Unterman, LLP (included as part of Exhibit 5.01 hereto)
    23.02  Consent of Coopers & Lybrand L.L.P.
    23.03  Consent of Arthur Andersen LLP
      24.  Power of Attorney**

(b) Supplemental Financial Statement Schedules

    Schedule of Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (i) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (ii) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (iii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (iv) To provide to the Underwriter, at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

------------------------

*   To be filed by amendment

**  Included with signatures

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New
York, on the 24th day of April   , 1998.

                                PHOENIX COLOR CORP.

                                BY:              /S/ LOUIS LASORSA
                                     -----------------------------------------
                                                   Louis LaSorsa
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints LOUIS LASORSA and EDWARD LIEBERMAN and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may unlawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or thereto has been signed below by the following persons in the capacities and on the date indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
      /s/ LOUIS LASORSA         Chairman, President, Chief
------------------------------    Executive Officer and        April 24, 1998
        Louis LaSorsa             Director
                                Executive Vice President,
     /s/ EDWARD LIEBERMAN         Principal Financial
------------------------------    Officer, Secretary and       April 24, 1998
       Edward Lieberman           Director
    /s/ DION VON DER LIETH      Senior Vice President Sales
------------------------------    and Marketing, and           April 24, 1998
      Dion Von Der Lieth          Director
       /s/ JOHN CARBONE         Vice President
------------------------------    Manufacturing, Book          April 24, 1998
         John Carbone             Components, and Director
    /s/ ANDREW J. GOODMAN       Assistant Secretary and
------------------------------    Director                     April 24, 1998
      Andrew J. Goodman

      /s/ GOVI C. REDDY         Director
------------------------------                                 April 24, 1998
        Govi C. Reddy

       /s/ DAVID RUBIN          Director
------------------------------                                 April 24, 1998
         David Rubin

                                  SCHEDULE OF
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                   BALANCE AT                               BALANCE AT
                                                                  BEGINNING OF                                END OF
DESCRIPTION                                                          PERIOD       ADDITIONS   DEDUCTIONS      PERIOD
----------------------------------------------------------------  -------------  -----------  -----------  -------------
For the year ended December 31, 1997
Trade receivables allowance.....................................    $     153        --        $     (11)    $     142
Trade receivables rebates.......................................    $     534     $     532    $    (534)    $     532
                                                                        -----         -----        -----         -----
                                                                    $     687     $     532    $    (545)    $     674
                                                                        -----         -----        -----         -----
                                                                        -----         -----        -----         -----
For the year ended December 31, 1996
Trade receivables allowance.....................................       --         $     153       --         $     153
Trade receivables rebates.......................................       --         $     534       --         $     534
                                                                        -----         -----        -----         -----
                                                                       --         $     687       --         $     687
                                                                        -----         -----        -----         -----
                                                                        -----         -----        -----         -----
For the year ended December 31, 1995
Trade receivables allowance.....................................       --            --           --            --
Trade receivables rebates.......................................       --            --           --            --
                                                                        -----         -----        -----         -----
                                                                       --            --           --            --
                                                                        -----         -----        -----         -----
                                                                        -----         -----        -----         -----

                                      S-1